UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:  ☐

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SOTHEBY’S

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1334 York Avenue, New York, NY 10021 (212) 606-7000

March 24, 2016

Dear Fellow Stockholder:

On behalf of the Board of Directors of Sotheby’s, we are pleased to invite you to attend our 2016 Annual Meeting of Stockholders. The meeting will be held at our offices located at 1334 York Avenue, New York, New York 10021, on Friday, May 6, 2016, at 9:00 a.m., Eastern Daylight Savings Time.

This booklet includes the formal notice of the meeting, as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.

We are providing our stockholders access to the proxy materials and our 2015 annual report over the Internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while reducing the environmental impact of our annual meeting. On or about March 24, 2016, we will mail to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2015 annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.

Your vote is very important to us. Regardless of the number of shares you own and whether or not you attend the meeting, please vote. You may vote by toll-free telephone, via the Internet or, if you request that the proxy materials be mailed to you, by completing, dating and signing the proxy card and returning it in the envelope provided. No postage is required if the proxy card is mailed in the United States. If present at the meeting, you may revoke your proxy and vote in person.

Attendance at the meeting will be limited to stockholders as of the record date, or their authorized representatives, and our guests.

We look forward to seeing you at the meeting.

Cordially,

Domenico De Sole

Chairman of the Board of Directors

Thomas S. Smith, Jr.

President and Chief Executive Officer

1334 York Avenue, New York, NY 10021 (212) 606-7000

March 24, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2016

To the Stockholders of

SOTHEBY’S:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sotheby’s will be held at the Company’s offices, 1334 York Avenue, New York, New York 10021, on Friday, May 6, 2016, at 9:00 a.m., Eastern Daylight Savings Time, for the following purposes:

•	To elect 11 directors;

•	To consider and vote upon an advisory proposal to approve executive compensation;

•	To adopt the 2016 Annual Bonus Plan

•	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Board of Directors fixed the close of business on March 11, 2016 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. At the close of business on March 11, 2016, there were 61,122,699 shares of our common stock entitled to vote at the meeting.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders on the meeting date and for a period of ten days prior to the meeting at our offices at 1334 York Avenue, New York, New York 10021, during ordinary business hours.

By Order of the Board of Directors

David G. Schwartz

Senior Vice President, Chief Securities Counsel

and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 6, 2016.

The proxy statement and 2015 Annual Report are available at https://investor.shareholder.com/bid/proxy.cfm.

1334 York Avenue

New York, New York 10021

PROXY STATEMENT

2016 Annual Meeting of Stockholders

THE MEETING

Introduction

This proxy statement is being furnished to the stockholders of Sotheby’s, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2016 annual meeting of stockholders and at any adjournments thereof.

Date, Time and Place

The meeting will be held on May 6, 2016, at 9:00 a.m., Eastern Daylight Savings Time, at our offices located at 1334 York Avenue, New York, New York 10021.

Matters to be Considered

At the meeting, stockholders will be asked to:

•	Elect 11 directors;

•	To consider and vote upon an advisory proposal to approve executive compensation;

•	To adopt the 2016 Annual Bonus Plan; and

•	To ratify the selection of our independent registered public accounting firm.

See ELECTION OF DIRECTORS, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, PROPOSED 2016 ANNUAL BONUS PLAN and RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Internet Availability of Proxy Materials

This proxy statement and our Annual Report for the fiscal year ended December 31, 2015, containing financial and other information concerning our company, are available on the Investor Relations page of our website, www.sothebys.com. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at https://investor.shareholder.com/bid/proxy.cfm.

2016 Proxy Statement	| 1

The Meeting

Under rules adopted by the SEC, we have elected to furnish the proxy statement and Annual Report to many of our stockholders via the Internet instead of mailing printed materials to each stockholder. We believe this is in the best interests of our stockholders because we can provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact.

On or about March 24, 2016, we began mailing to holders of our common stock (other than those who previously requested electronic or paper delivery) a “Notice of Internet Availability of Proxy Materials” (the “Notice”). If you received the Notice by mail, you will not automatically receive a printed copy of this proxy statement and our Annual Report in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you previously requested electronic delivery, you will receive an e-mail providing you with the Notice, and if you previously requested paper delivery, you will receive a paper copy of the proxy materials by mail. We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card or on the Investor Relations page of our website, www.sothebys.com.

You can receive a copy of our proxy materials by following the instructions (contained in the Notice) regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made by Internet at https://investor.shareholder.com/bid/proxy.cfm, by telephone at 1-212-894-1023 or by email at investor@sothebys.com by sending a blank email with your control number (the 12 digit identifying number in the box on the Notice) in the subject line.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

Stockholders as of the record date, i.e., the close of business on March 11, 2016, are entitled to notice of and to vote at the meeting. As of the record date, there were 61,122,699 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy in order for action to be taken at the meeting.

Attending the Meeting

Only stockholders who owned shares as of the Record Date, or their duly appointed proxies, may attend the meeting. If you hold your shares through a broker, bank or other record owner, you will not be admitted to the meeting unless you bring a legal proxy or a copy of a statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the Record Date. Additionally, in order to be admitted to the meeting, you must bring a driver’s license, passport or other form of government-issued identification to verify your identity.

Required Votes

Election of Directors. In uncontested director elections, like the one covered by this proxy statement, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. Votes cast

2 |	2016 Proxy Statement

The Meeting

shall include direction to withhold authority and exclude abstentions with respect to that director’s election. Under the rules of the New York Stock Exchange (“NYSE”), brokers are not permitted to vote shares on the election of directors if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on election of directors.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. To address this “hold-over” issue, we have adopted a policy under which, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

In the event of a “contested election” of directors, where there is more than one nominee competing for a director seat, directors are elected by an affirmative plurality of the votes cast.

Advisory Proposal on Executive Compensation. Approval of the advisory proposal on executive compensation requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the advisory proposal. Broker non-votes, as described under Election of Directors above, will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the advisory proposal. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Approval of the 2016 Annual Bonus Plan. Approval of the 2016 Annual Bonus Plan requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions with respect to the plan will have the same effect as a vote against approving the plan. Broker non-votes, as described under “Election of Directors” above, will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the plan.

Selection of Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of the independent registered public accounting firm, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the year if they believe that this change would be in our and our stockholders’ best interests. Abstentions will have the same effect as a vote against ratification of the auditors.

2016 Proxy Statement	| 3

The Meeting

Voting Recommendations

The Board of Directors recommends that you vote FOR each nominee for director named, FOR the advisory proposal on executive compensation, FOR adoption of the 2016 Annual Bonus Plan and FOR ratification of the selection of our independent registered public accounting firm for 2016.

Voting and Revocation of Proxies

Stockholders who hold shares in their own name are requested to vote by proxy in one of three ways:

•

By Internet—You can vote via the Internet by following the instructions in the Notice or by visiting the Internet website at https://investor.shareholder.com/bid/proxy.cfm and following the on-screen instructions;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-212-894-1023 (toll-free) and following the instructions; or

•	By Mail—You can vote by mail if you received a printed proxy card by dating, signing and promptly returning your proxy card in the postage prepaid envelope provided with the materials.

You may also vote in person. Common stock represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted:

•	FOR election of each nominee for director named;

•	FOR the advisory proposal on executive compensation;

•	FOR adoption of the 2016 Annual Bonus Plan; and

•	FOR ratification of the selection of our independent registered public accounting firm.

Voting instructions, including instructions for both telephonic and Internet voting, are provided in the Notice or, if you received a printed proxy card, on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder. If you do vote by Internet or telephone, it will not be necessary to return a proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

4 |	2016 Proxy Statement

The Meeting

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Morrow & Co., LLC to assist in the solicitation of proxies and provide related advice and informational support, for a base fee of $10,000, plus customary disbursements. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common stock held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Registered Public Accounting Firm

We have been advised that representatives of Deloitte & Touche LLP, our independent registered public accounting firm for 2015, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders.

Transfer Agent

Our transfer agent is Computershare Investor Services. You should contact the transfer agent, at the phone number or addresses listed below, if you have questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

If By First Class Mail:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

If By Overnight Courier:

Computershare

211 Quality Circle, Suite 210

College Station, TX 77845

website: www.computershare.com/investor

Telephone: (800) 368-5948 (in the U.S., Puerto Rico and Canada)

or (201) 680-6578 (outside the U.S., Puerto Rico and Canada)

2016 Proxy Statement	| 5

OWNERSHIP OF COMMON STOCK

Set forth below is certain information as of March 11, 2016 with respect to the beneficial ownership of our common stock (as determined under the rules of the SEC) by:

•	each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding shares of common stock, which is our only class of voting securities;

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table under “Executive Compensation;” and

•	all of our directors and executive officers as a group.

Except as otherwise stated, the business address of each person listed is c/o Sotheby’s, 1334 York Avenue, New York, New York 10021. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

Performance share units (“PSUs”) and restricted stock units (“RSUs”), issued as compensation to our executive officers, do not carry voting rights and may not be transferred, until they are earned or vest. Because officers holding PSUs and RSUs do not have voting or investment power, they are not considered the beneficial owner of the underlying common stock. For this reason, PSUs and RSUs are not included in the table below. For informational purposes, the number of PSUs and RSUs held by officers are provided in the footnotes to the table.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Third Point LLC and Daniel Loeb (a)	6,660,925		10.89%
Marcato Capital Management LP (b)	6,571,806		10.75%
BlackRock, Inc. (c)	5,113,232		8.37%
The Vanguard Group (d)	4,184,836		6.85%
Jessica M. Bibliowicz	8,365	(e)	*
Kevin Conroy	7,365	(f)	*
Domenico De Sole	37,428	(g)	*
Duke of Devonshire	64,909	(h)	*
Alfredo Gangotena (i)	1,205		*
David Goodman	0	(j)	*
Lisa Nadler	0	(k)	*
Patrick S. McClymont (i)	6,273	(l)	*
Jonathan A. Olsoff	9,355	(m)	*
Olivier Reza	39,365	(n)	*
William F. Ruprecht (i)	0	(o)	*
Marsha E. Simms	11,215	(p)	*
Thomas S. Smith, Jr.	199,423	(q)	*
Robert S. Taubman (r)	63,762	(s)	*
Diana L. Taylor	22,136	(t)	*
Bruno Vinciguerra (i)	54,985	(u)	*
Dennis M. Weibling (v)	99,543	(w)	*
Harry J. Wilson	27,365	(x)	*
All directors and executive officers as a group (21 persons)	7,320,264	(y)	11.98%

6 |	2016 Proxy Statement

Ownership of Common Stock

*	Less than 1%.

(a)	The business address of this beneficial owner is 390 Park Avenue, 19th Fl., New York, NY 10022. Based on a Schedule 13D/A filed on February 29, 2016 by a group consisting of Third Point LLC and Daniel Loeb. Mr. Loeb is the managing member of Third Point LLC and controls Third Point LLC’s business activities. As such, Mr. Loeb may be deemed to be the beneficial owner of the shares held by Third Point LLC.

(b)	The business address of this beneficial owner is One Montgomery Street, Suite 3250, San Francisco, California 94104. Based on a Schedule 13D/A filed on June 8, 2015 by a group consisting of Marcato Capital Management LP, Richard T. McGuire III, Marcato L.P., Marcato II, L.P and Marcato International Master Fund, Ltd.

(c)	The business address of this beneficial owner is 55 East 52nd Street, New York, NY 10022. Based on a Schedule 13G filed on January 27, 2016 by a group consisting of BlackRock, Inc. and subsidiaries.

(d)	The business address of this beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G filed on February 11, 2016 by a group consisting of The Vanguard Group, Inc. and subsidiaries.

(e)	Includes 4,365 shares that will be acquired upon the redemption of deferred stock units. Deferred stock units will be redeemed upon termination of the director’s service. See Director Compensation – Non-Employee Director Compensation Program below.

(f)	Includes of 4,365 shares that will be acquired upon the redemption of deferred stock units.

(g)	Includes 10,943 shares that will be acquired upon the redemption of deferred stock units.

(h)	Includes 45,904 shares that will be acquired upon the redemption of deferred stock units.

(i)	Messrs. Gangotena, McClymont, Ruprecht and Vinciguerra left the Company, effective May 27, 2015, January 31, 2016, March 31, 2015 and August 31, 2015, respectively. Mr. McClymont resigned as Executive Vice President and Chief Financial Officer effective December 31, 2015.

(j)	Does not include 32,965 PSUs and 10,038 RSUs held by Mr. Goodman.

(k)	Does not include 14,462 PSUs and 7,101 RSUs held by Ms. Nadler.

(l)	Does not include 26,261 PSUs and 8,681 RSUs held by Mr. McClymont.

(m)	Does not include 16,145 PSUs and 1,605 RSUs held by Mr. Olsoff.

(n)	Includes 4,365 shares that will be acquired upon the redemption of deferred stock units and 25,000 shares held by a grantor trust of which Mr. Reza is an investment advisor and a beneficiary.

(o)	Does not include 111,281 PSUs held by Mr. Ruprecht.

(p)	Consists of 11,215 shares that will be acquired upon the redemption of deferred stock units.

(q)	Includes 108,912 restricted shares over which Mr. Smith has sole voting power but no dispositive power, and 17,230 shares of common stock held by his minor children. Does not include 217,492 PSUs and 47,485 RSUs held by Mr. Smith.

(r)	Mr. Taubman will retire from the Board of Directors in May 2016.

2016 Proxy Statement	| 7

Ownership of Common Stock

(s)	Includes 39,501 shares that will be acquired upon the redemption of deferred stock units, 12,821 shares of common stock held by Mr. Taubman’s grantor trust, 1,500 shares of common stock for which Mr. Taubman is the custodian for the benefit of his minor children and 8,940 shares held by the A. Alfred Taubman Restated Revocable Trust, of which Mr. Taubman is a trustee and beneficiary.

(t)	Consists of 22,136 shares that will be acquired upon the redemption of deferred stock units.

(u)	Does not include 47,321 PSUs and 14,310 RSUs held by Mr. Vinciguerra.

(v)	Mr. Weibling was appointed Interim Chief Financial Officer effective January 1, 2016. Mr. Weibling will step down from that role effective March 28, 2016.

(w)	Includes 22,543 shares that will be acquired upon the redemption of deferred stock units. Does not include 17,469 RSUs held by Mr. Weibling.

(x)	Includes 4,365 shares that will be acquired upon the redemption of deferred stock units.

(y)	Includes 108,912 restricted shares over which an executive officer has sole voting power but no dispositive power and 169,702 shares that may be acquired upon the redemption of deferred stock units held by directors. Does not include 111,526 RSUs and 480,202 PSUs held by executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than 10% stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that during the year ended December 31, 2015, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, with the exception of the following: John M. Angelo purchased 18,800 shares of our common stock on May 15, 2015, 200 shares of our common stock on May 18, 2015 and 4,750 shares of our common stock on May 19, 2015, but a Form 4 reporting the purchases was not filed until May 28, 2015. Diana L. Taylor sold 1,000 shares of our common stock on November 14, 2013, but a Form 4 reporting the sales was not filed until January 11, 2016. Form 3s filed for Jonathan A. Olsoff and Jane A. Levine inadvertently did not include 2,631 and 1,397 restricted stock units, respectively, held by them. Amended Form 3s were subsequently filed to report such holdings.

8 |	2016 Proxy Statement

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

At the meeting, 11 directors are to be elected to serve until the next annual meeting or until their successors have been elected and qualified. Each of the following nominees is currently serving as a director. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting.

Name	Age	Year First Elected Director
Jessica M. Bibliowicz	56	2014
Kevin C. Conroy	55	2014
Domenico De Sole	72	2013
The Duke of Devonshire	71	1994
Daniel S. Loeb	54	2014
Olivier Reza	42	2014
Marsha E. Simms	63	2011
Thomas S. Smith, Jr.	50	2015
Diana L. Taylor	61	2007
Dennis M. Weibling	64	2006
Harry J. Wilson	44	2014

Statistical Information Regarding Our Directors

2016 Proxy Statement	| 9

Election of Directors

The Board of Directors affirmatively determined that, other than Mr. Smith, the Duke of Devonshire and Dennis W. Weibling, all of the current directors are independent under the rules of the NYSE and the Company’s own independence categorical standards. Mr. Weibling is currently serving as the Company’s Interim Chief Financial Officer. Mr. Weibling will step down from his role as Interim Chief Financial Officer on March 28, 2016 upon the appointment of Michael Goss as Executive Vice President and Chief Financial Officer. Upon conclusion of his service as Interim Chief Financial Officer, the Board of Directors will re-assess Mr. Weibling’s independence.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the 11 nominees named by the Board of Directors and listed on the following table. In case any of these nominees should become unavailable for any reason, the persons named in the enclosed form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

On May 4, 2014, the Company entered into a support agreement (the “Support Agreement”) with Third Point LLC (“Third Point”), Daniel S. Loeb, Olivier Reza, Harry J. Wilson and other entities affiliated with Third Point pursuant to which the Company and Third Point settled a proxy contest for the election of directors. Pursuant to the Support Agreement, Mr. Loeb, Mr. Reza and Mr. Wilson are being nominated for re-election at the meeting. The Company’s Current Report on Form 8-K, filed on May 7, 2014 with the Securities and Exchange Commission, contains a summary of the Support Agreement, which is qualified in its entirety by reference to the Support Agreement, filed as an exhibit to that Form 8-K.

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any
Jessica M. Bibliowicz	Ms. Bibliowicz has served as a Director since May 2014. Since September 2013, Ms. Bibliowicz has served as senior advisor of Bridge Growth Partners, a private equity firm focusing on investments in the technology and financial services sectors. From April 1999 to May 2013, she served as Chief Executive Officer of National Financial Partners Corporation (“NFP”), a publicly traded company, and as Chairman of the Board from June 2003 until July 2013, when a private equity sponsor acquired the company. Ms. Bibliowicz was the President of NFP from April 1999 to April 2012. Before joining NFP, she served as President of John A. Levin & Co., a registered investment advisor, and as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz currently serves on the Board of Directors of Reology (since 2013), a publicly traded global leader in real estate franchising, and The Asia Pacific Fund, Inc. (since 2006), a diversified closed-end fund and as a board director and trustee of Prudential Insurance Funds. She is also a member of the Board of Trustees of Cornell University, the Chairman of the Board of Overseers of Weill Medical College and Graduate School of Medical Sciences of Cornell University, a member of the Board of Directors of Lincoln Center Theatre, and a member of the Board of Directors of Jazz at Lincoln Center.

10 |	2016 Proxy Statement

Election of Directors

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any

The qualifications of Ms. Bibliowicz for service on the Board include (i) serving as Chief Executive Officer of a public financial services company for many years, (ii) several present and past directorships on public company boards and (iii) extensive finance and banking experience.

Kevin C. Conroy

Mr. Conroy has served as a Director since May 2014. Mr. Conroy has served as Chief Strategy & Data Officer and President, Enterprise Development, Univision Communications, Inc., the leading media company serving Hispanic America, since February 2015. From 2001 to 2008, he served in a variety of senior programming, product, marketing and operating roles at AOL LLC (a global web services company), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Since 2011, he has also served as a director of Newell Rubbermaid Inc., a global marketer of consumer and commercial goods.

Mr. Conroy’s qualifications for serving on the Board include (i) senior leadership positions with a global public company focused on digital, marketing, advertising and media development, each of which are areas of ongoing importance to the Company, (ii) public company board service with a major global consumer products company, (iii) in-depth international management experience, (iv) extensive background in managing popular global brands, including AOL, AIM, Netscape and Moviefone, and (v) recognition as one of the most accomplished executives in the consumer internet and online media business, with a focus on developing new growth opportunities and building partnerships in the technology space.

Domenico De Sole	Mr. De Sole has served as a Director since December 2013. He became Chairman of the Board in March 2015 and previously served as Lead Independent Director until assuming the Chairman position. He is co-founder and has served as Chairman of luxury retailer Tom Ford International since 2005 and was President and Chief Executive Officer of Gucci Group N.V. from 1994 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. He is currently a director of Newell Rubbermaid, Inc., a global marketer of consumer and commercial goods (since 2007), Gap, Inc. (since 2004) and Ermenegildo Zegna, a privately held high-end luxury manufacturer and retailer. Mr. De Sole is a member of the Dean’s Advisory Board of Harvard Law School. He is a former director of The Procter & Gamble Company (2001-2005), Bausch & Lomb Incorporated (1996-2007), Delta Air Lines, Inc. (2005-2007), luxury apparel manufacturer and marketer Labelux SA, and Telecom Italia S.p.A.

2016 Proxy Statement	| 11

Election of Directors

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any

Mr. De Sole’s qualifications for serving on the Board include (i) numerous leadership positions with global, high-end luxury branded businesses in key markets Sotheby’s has targeted for growth, including Asia and Europe, (ii) significant global public company management and director experience over many years, including developing strategies and initiatives to support the financing, capital allocation, growth and relationship needs of those businesses, (iii) strong familiarity with the art and collectibles business as a longtime contemporary art and wine collector, (iv) significant legal experience and (v) deep and enduring global relationships in the high-end fashion, luxury goods category.

The Duke of Devonshire

The Duke of Devonshire KCVO, CBE, formerly Marquess of Harington, has served as a Director since September 1994 and has been Deputy Chairman of the Board since April 1996. In March 2008, he was appointed Chancellor of the University of Derby, England. Since 2007, the Duke has been a Trustee of the Storm King Arts Center in New York. The Duke of Devonshire assists in the management of family estates in England and Ireland, as well as The Devonshire Hotels and Restaurants Group, which operates several highly rated hotels in England, including a well-known luxury hotel. He also oversees the Devonshire Collection, a world-renowned private art collection based at Chatsworth. The Duke served as a Trustee of the Wallace Collection, a major London fine arts museum, from 2007 to 2015. From 2012 to 2015, he served as a Trustee of Derby Museums, and on retiring became Patron. The Duke is President of the Arkwright Society, at Sir Richard Arkwright’s Cromford Mills in Derbyshire, a World Heritage Site.

The Duke of Devonshire’s qualifications for service on the Board include (i) service as a trustee of numerous museums and arts organizations, such as the Wallace Collection and the Sheffield Galleries & Museums Trust, (ii) experience as a collector of important and historic works of art, and (iii) his role in administering high profile organizations with a strong client-care element, including the Ascot Racecourse and Chatsworth.

Daniel S. Loeb	Mr. Loeb has served as a Director since May 2014. Mr. Loeb is the Chief Executive Officer of Third Point LLC, a New York-based investment management firm he founded in 1995. From May 2012 until July 2013, Mr. Loeb was a member of the Board of Directors of Yahoo! Inc. He serves on several philanthropic boards, including as a Trustee of the Museum of Contemporary Art in Los Angeles. Mr. Loeb graduated with an A.B. in Economics from Columbia University in 1983.

12 |	2016 Proxy Statement

Election of Directors

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any

Mr. Loeb’s qualifications for serving on the Board include (i) finance and investment management expertise, (ii) experience evaluating and interacting with public companies and (iii) knowledge of art acquired through his experiences as a collector of modern and contemporary art.

Olivier Reza

Mr. Reza has served as a Director since May 2014. Mr. Reza is the Founder and Managing Partner of Myro Capital, LLC, which provides management and financial advisory services to family members and associated entities. Since 2009, Mr. Reza has served as President of Reza Gem SAS, a private French company that is associated with Alexandre Reza’s jewelry business. The Reza jewelry collection is considered one of the most important collections of rare gems and jewelry in the world. Previously, Mr. Reza served as Managing Director in the Mergers and Acquisitions group at Lazard Freres & Co LLC in New York, where he spent ten years working on transactions in a wide range of industries.

Mr. Reza’s qualifications for serving on the Board include (i) broad finance and transactional experience as an investment banker, (ii) managing and leading an international jewelry company, (iii) extensive auction and private sales experience as a collector and jewelry buyer and consignee and (iv) expertise in cultivating relationships with luxury customers and trade customers/suppliers.

Marsha E. Simms	Ms. Simms has served as a Director since May 2011, having served as a partner of the international law firm Weil, Gotshal & Manges LLP until her retirement in 2010. She practiced in the firm’s Corporate Department, primarily in bank finance and corporate debt restructuring and has over 30 years’ experience negotiating financings and restructurings for major corporations, including for the Company. Ms. Simms was recognized as a leading lawyer in the banking and finance field by Chambers Global and Chambers USA and was named as one of America’s Top Black Lawyers by Black Enterprise Magazine. She served as the Content Officer for the Business Law Section of the American Bar Association in 2011 and was the recipient of the 2010 Jean Allard Glass Cutter Award, given by the Business Law Section to a woman who has cut through barriers to attain high accomplishment in business law. She is a trustee of the Rockefeller Brothers Fund, a philanthropic organization, where she chairs the audit committee and is a member of the executive committee and a life trustee of WNET, New York’s public television station, where she chaired the audit committee. Ms. Simms is also a member of the Council (board of directors) of the American Law Institute.

2016 Proxy Statement	| 13

Election of Directors

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any

Ms. Simms’ qualifications for service on the Board include (i) substantial legal and financial skills, including finance and debt restructuring, (ii) knowledge of the Company’s business and finances as a result of her representation of the Company in numerous corporate finance transactions and (iii) governance background attained from service on non-profit boards and committees.

Thomas S. Smith, Jr., President and Chief Executive Officer

Mr. Smith has served as a Director since March 2015. He became President and Chief Executive Officer of the Company in March 2015. From February 2014 to March 2015, he served as President and Chief Executive Officer of The Madison Square Garden Company, a diversified media, entertainment and sports company. From 2009 to February 2014, Mr. Smith was President, Local Media, of Cablevision, as well as responsible for Cablevision Media Sales. From 2000 to 2009, he worked for Reed Elsevier Group PLC, a worldwide media company, where he last served as chief executive officer of the company’s U.S. business-to-business division, Reed Business Information (RBI). He currently serves as an Adjunct Professor at NYU Stern School of Business.

Mr. Smith’s qualifications for service on the Board include (i) C-level public company strategic and management experience in the information, media, and entertainment industries, (ii) extensive experience managing influential client relationships and (iii) proven digital experience in a number of industries.

Diana L. Taylor	Ms. Taylor has served as a Director since April 2007. In May 2014, she joined Solera Capital LLC, a private equity firm, as Vice Chairman. From April 2007 to April 2014, Ms. Taylor served as Managing Director of Wolfensohn & Co., an investment banking firm. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham, Lehman Brothers, and Donaldson, Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. She has served as a director of Citigroup since 2009 and a director of Brookfield Asset Management since 2008. In 2009, she also served briefly as a director of Fannie Mae and Allianz Global Investors. She was required to leave both boards when she was nominated to become a director of Citigroup. Ms. Taylor serves on

14 |	2016 Proxy Statement

Election of Directors

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any several not-for-profit boards, including ACCION and the Hudson River Park Trust, both of which she chairs and Dartmouth College, the Mayo Clinic, GEMS and the Economic Club of New York, among others. She is a member of the Council on Foreign Relations.

Ms. Taylor’s qualifications for service on the Board include (i) extensive investment banking, finance and accounting experience, (ii) service as chief financial officer of a significant public utility, including ensuring costs are aligned with operations and the needs of the business without compromising service, and (iii) service as Banking Superintendent for the State of New York, providing helpful financial regulatory background for the Company’s art financing activities.

Dennis M. Weibling

Mr. Weibling has served as a Director since May 2006. Mr. Weibling has served as the Company’s Interim Chief Financial Officer since January 1, 2016. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund. From 2006 to 2014, Mr. Weibling served as a board member and Chairman of Telesphere Networks Ltd. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of Craig McCaw. He is also a trustee of the trusts created by the estate of Keith W. McCaw. Beginning in 1995, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until 2003, he served on the board of XO Communications. Mr. Weibling currently serves as a member of the Seattle Pacific University Foundation.

Mr. Weibling’s qualifications for service on the Board include (i) audit committee financial expert with extensive public accounting experience, (ii) service on and chairmanship of numerous audit committees of public and private companies and (iii) financial and strategic experience as the managing director of a private equity firm, including investing in and growing businesses and new business lines.

Harry J. Wilson	Mr. Wilson has served as a Director since May 2014. Mr. Wilson has served as the Founder and Chief Executive Officer of MAEVA Group, LLC since its founding in January 2011 and has extensive expertise in corporate restructurings, turnarounds and corporate transformations. In 2010, Mr. Wilson was the Republican nominee for New York State Comptroller. Mr. Wilson served as one of the four leaders of the Auto Task Force responsible for the Treasury’s role in the restructuring of General Motors and Chrysler. From 2003 through 2008, Mr. Wilson worked at credit investment fund Silver Point Capital, finishing his

2016 Proxy Statement	| 15

Election of Directors

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any tenure there as a partner. From 1999 until 2003, Mr. Wilson worked at The Blackstone Group. Earlier in his career, Mr. Wilson worked at the private equity firm Clayton, Dubilier & Rice and in the investment banking division of Goldman, Sachs & Co. Mr. Wilson currently serves on the following boards of directors: Visteon Corporation (since 2011), Youth, INC, a venture philanthropy nonprofit focused on troubled New York City youth, and The Hellenic Initiative. Mr. Wilson served on the board of directors of Yahoo! from May 2012 until July 2013 and on the board of directors of YRC Worldwide from July 2011 to March 2014. Mr. Wilson graduated with an A.B. in government, with honors, from Harvard College in 1993 and received an MBA from Harvard Business School in 1999.

Mr. Wilson’s qualifications for service on the Board include (i) comprehensive financial and capital allocation strategy experience, (ii) extensive experience with companies undergoing important strategic transitions and (iii) interaction with companies in a wide range of capacities, including serving as a director for a number of public and private companies.

The Board of Directors recommends that you vote FOR the election of all nominees for director.

16 |	2016 Proxy Statement

RETIRING DIRECTOR

The following person is currently serving as a director, but is retiring in May 2016 and is not standing for re-election:

Name and present position, if any, with the Company	Period served as director, other business experience during the last five years and family relationships, if any
Robert S. Taubman	Mr. Taubman, 62, has served as a Director since August 2000. He is Chairman, President and Chief Executive Officer of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in 1976, was elected Executive Vice President in 1984, Chief Operating Officer in 1988, President and Chief Executive Officer in 1990 and Chairman in 2001. He has headed Taubman Centers and served on its board of directors since the company’s initial public offering in 1992. Mr. Taubman has been a director of Comerica Incorporated since July 2000. He is Chairman of the Real Estate Roundtable in Washington, D.C., a member and past trustee of the Urban Land Institute (ULI) and serves on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is on the board of directors of Business Leaders of Michigan. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves on the Board Committee of Beaumont Hospitals and as a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the board of directors of SEMCOG (Southeastern Michigan Council of Governments). Mr. Taubman is also a member of the A. Alfred Taubman Medical Research Institute Leadership Advisory Board. He retired from the board of trustees of the Skillman Foundation in December 2012.

2016 Proxy Statement	| 17

DIRECTOR COMPENSATION

The following table sets forth compensation information for 2015 for each person who served as a non-employee member of our Board of Directors during 2015. Thomas S. Smith, Jr., our President and Chief Executive Officer, and William F. Ruprecht, our former President and Chief Executive Officer, are not included in this table as they receive no compensation for their service as directors. The compensation received during 2015 by Mr. Smith and Mr. Ruprecht as employees of the Company is shown in the Summary Compensation Table elsewhere in this proxy statement.

Although the non-employee director compensation year commences on the date of the annual meeting of stockholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for the calendar year 2015 service in compliance with the disclosure requirements for this table. No directors hold options to purchase common stock of the Company.

2015 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
John M. Angelo	$68,542	$93,660	$90	$162,292
Jessica M. Bibliowicz	$82,708	$93,660	$90	$176,458
Kevin C. Conroy	$68,542	$93,660	$90	$162,292
Domenico De Sole	$68,750	$224,883	$117	$293,750
The Duke of Devonshire	$53,542	$93,660	$99,450	$246,652
Daniel S. Loeb	$60,000	—	—	$60,000
Daniel Meyer (3)	$16,253	$37,465	$35	$53,753
Olivier Reza	$65,000	$93,660	$90	$158,750
Marsha E. Simms	$65,000	$93,660	$90	$158,750
Robert S. Taubman	$67,604	$93,660	$90	$161,354
Diana L. Taylor	$70,000	$93,660	$90	$163,750
Dennis M. Weibling	$90,729	$93,660	$90	$184,479
Harry J. Wilson	$65,000	$93,660	$90	$158,750

(1)	The amounts shown in this column represent the grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718 (“Topic 718”) of the deferred stock units granted to directors in 2015. Dividends are paid on deferred stock units held by directors at the same rate and at the same time as we pay dividends on shares of our common stock. No above-market or preferential dividends were paid with respect to any deferred stock units. Dividends on deferred stock units are paid in the form of additional stock units. On January 21, 2016, the Board of Directors eliminated the quarterly dividend.

In 2014, the Company determined that it had insufficient reserved shares for issuance under the Sotheby’s Stock Compensation Plan for Non-Employee Directors and temporarily ceased such

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Director Compensation

issuances in November 2014. Upon approval by stockholders of an amended plan in May 2015, the Company issued to each director the amount of suspended deferred stock units owed to him or her. Accordingly, the amounts shown in this column include $18,750 of deferred stock units representing deferred stock units earned in November 2014 but issued in May 2015.

(2)	Consists of cash payments in lieu of fractional deferred stock units. For The Duke of Devonshire, also includes a fee paid for providing consulting services to the Company. See Certain Transactions and Relationships below.

(3)	Mr. Meyer retired from the Board of Directors in May 2015.

Non-Employee Director Compensation Program

Directors who are also our employees receive no remuneration for service as a member of our Board of Directors or any committee of the Board. Each non-employee director is entitled to receive the following compensation:

•	Annual Retainer, payable in advance in quarterly installments:

•	$50,000 in cash; and

•	$75,000 in the form of common stock, which the director may elect to receive in the form of deferred stock units, as described below.

•	Committee Member Cash Stipends, payable in advance in quarterly installments:

•	Audit Committee member—$10,000

•	Compensation Committee member—$10,000

•	Nominating and Corporate Governance Committee member—$5,000

•	Business Strategy Committee member—$5,000

•	Finance Committee member—$5,000

•	Committee Chair Cash Stipends, payable in advance in quarterly installments:

•	Audit Committee Chair—$20,000

•	Compensation Committee Chair—$15,000

•	Nominating and Corporate Governance Committee Chair—$7,500

•	Finance Committee Chair—$7,500

•

Chairman of the Board Stipend—$175,000 in the form of common stock, which the Chairman may elect to receive in the form of deferred stock units. Prior to our annual meeting in May 2015, Mr. De Sole was our Lead Independent Director, and as such, was entitled to receive an annual cash fee of $75,000, payable in quarterly installments. The Chairman stipend is in lieu of any committee chair or member stipends that the Chairman would otherwise be entitled to for service on committees.

No stipends are paid for service on the Executive Committee. For 2015, Mr. Loeb declined to accept his equity retainer and Messrs. Reza and Wilson have declined to accept fees for their service on the Business Strategy Committee.

2016 Proxy Statement	| 19

Director Compensation

Each director is required to irrevocably elect by December 31 of the prior year whether to receive all or part of the common stock portion of his or her director compensation in deferred stock units.

Deferred stock units are issued under the Sotheby’s Stock Compensation Plan for Non-Employee Directors (as amended and restated, the “Directors Plan”). Directors are also entitled to reimbursement for reasonable expenses they incur in connection with meetings of the Board of Directors they attend in person.

Deferred stock units are credited in an amount that is equal to the number of shares of common stock the director otherwise would have received. The number of shares of common stock is calculated using the closing price of the common stock on the NYSE on the business day immediately prior to the quarterly grant date.

We hold all deferred stock units until a director’s termination of service, at which time the units will be settled on a one-for one basis in shares of our common stock on the first day of the calendar month following the date of termination.

Each non-employee director is eligible to defer up to 100% of director cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan. Unlike employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

Director Stock Ownership Guidelines and Retention Policy

The Board believes that directors should be stockholders and have a financial stake in the Company. Accordingly, as part of the Company’s Corporate Governance Guidelines, the Board has adopted a Director Stock Ownership Guideline and Director Retention Policy for non-employee directors as described below.

Each non-employee director is required to own common stock or deferred stock units having a value that is equal to or greater than five (5) times the annual cash retainer for directors (which currently equates to $250,000). Directors must satisfy this ownership requirement no later than five years from the date of their election to the Board.

Non-employee directors are also prohibited from selling or otherwise transferring any common stock received as compensation for at least three (3) years from the date received. This transfer restriction expires automatically on the date that a director’s service on the Board terminates. Deferred stock units are not transferrable until a director’s termination of service on the Board.

20 |	2016 Proxy Statement

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE on which our common stock is listed. A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.sothebys.com.

Leadership Structure

Prior to March 2015, our Corporate Governance Guidelines required that we have a Lead Independent Director in conjunction with the unified roles of Chairman and Chief Executive Officer. In connection with the retirement of William F. Ruprecht, our then Chairman and Chief Executive Officer, the Board determined to separate the roles of Chairman and Chief Executive Officer, consistent with best practices. Effective March 31, 2015, Domenico De Sole, who was our Lead Independent Director, assumed the role of independent non-executive Chairman of the Board, and Thomas S. Smith, Jr., joined the Company as our President and Chief Executive Officer. As a result of these changes, the Board eliminated the position of Lead Independent Director.

As Chairman, Mr. De Sole continues to have the following roles and responsibilities that he had as Lead Independent Director, as well as additional duties as determined by the Board:

•	presiding at all meetings of the Board, including executive sessions of the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for the discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	ensuring that he is available for consultation and direct communication in appropriate circumstances if requested by major stockholders.

Director Independence

The Board of Directors is required to affirmatively determine that a majority of our directors is independent under the rules of the NYSE. The Board of Directors undertakes an annual review of director independence. As a result of this review, the Board of Directors affirmatively determined that 8 of 12 members of the Board (67%) are independent under NYSE rules. Following Mr. Taubman’s retirement from the Board, 8 of 11 members of the Board (73%) will be independent under NYSE rules. Dennis M. Weibling, who previously was an independent director, is currently serving as our Interim Chief Financial Officer. Mr. Weibling will step down from his role as Interim Chief Financial Officer on March 28, 2016 upon the appointment of Michael Goss as Executive Vice President and Chief Financial Officer. Upon conclusion of his service as Interim Chief Financial Officer, the Board of Directors will re-assess Mr. Weibling’s independence. In determining director independence, the Board of Directors reviews not only relationships between the director and our Company, but also relationships between our Company and the organizations with which the director is affiliated, as required by NYSE rules.

2016 Proxy Statement	| 21

Corporate Governance

Categorical Standards

As permitted by and in accordance with the NYSE rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent but that the Board still considers when evaluating director independence.

1.	The director has received, or an immediate family member has received, during any twelve-month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2.	The director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less than $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3.	The Company has made a contribution to a tax-exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4.	During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled (as defined below) by any of them was indebted to the Company, or the Company was indebted to any such person and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5.	During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director.

Board of Directors Independence Determinations

Upon reviewing each director’s and director nominee’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board has determined that all directors other than Mr. Smith, the Duke of Devonshire, Mr. Taubman and Mr. Weibling are independent. Mr. Smith is not independent because he is President and Chief Executive Officer of the Company. Mr. Weibling is not independent because he is currently serving as our Interim Chief Financial Officer. Mr. Weibling will step down from his role as Interim Chief Financial Officer on March 28, 2016 upon the appointment of Michael Goss as Executive Vice President and Chief Financial Officer. Upon conclusion of his service as Interim Chief Financial Officer, the Board of Directors will re-assess Mr. Weibling’s independence.

We pay the Duke of Devonshire an annual consulting fee of £65,000 (in 2015, approximately $99,360). Under NYSE rules, if payments to a director (other than for compensation received for serving

22 |	2016 Proxy Statement

Corporate Governance

as a director) exceed $120,000 for any of the three most recent years, the director is disqualified from being deemed independent. The Duke’s annual fee was below the NYSE threshold for each of the last three years. However, NYSE rules require that a company review the total facts and circumstances of a director’s relationship with a company before making an independence determination. The Board considered the following additional relationships in determining that the Duke is not independent: pursuant to an agreement, dated August 14, 2012, between a Company subsidiary and Chatsworth House Trust, the subsidiary paid £250,000 ($382,150) to Chatsworth House Trust*, a charitable trust of which the Duke is an unpaid director, for staging a selling exhibition at Chatsworth. This agreement has a five-year term and requires the subsidiary to pay Chatsworth House Trust this amount annually during the term. In connection with the 2015 Chatsworth exhibitions, the subsidiary paid approximately £91,064 ($139,200) to the Chatsworth House Trust for installation costs and expenses. The trust has recently billed the Sotheby’s subsidiary £29,808 ($45,565) for de-installation and other costs for the 2015 exhibitions. All amounts exclude any valued-added taxes paid. Additionally, during 2015, there were several art and catalogue purchases by affiliates of the Duke, or on his behalf, from the Company or its subsidiaries. See Certain Relationships and Related Party Transactions below for additional information.

On September 2, 2015, we entered into an arrangement with the Estate of A. Alfred Taubman (the “Estate”) under which we agreed to sell works of art from the collection of A. Alfred Taubman at auction. Robert S. Taubman is a trustee and beneficiary of the Estate. In connection with this arrangement, the Company provided an auction guarantee of $509 million. Through February 24, 2016, total aggregate proceeds (i.e., the hammer price plus buyer’s premium) from sales of Taubman Collection property were $470 million. The results of these sales, combined with the estimated value of items which were taken into inventory after failing to sell at auction ($33 million) and the estimated aggregate proceeds of the remaining property to be offered at future auctions ($3 million), result in a projected loss on the auction guarantee of approximately $3 million. Also, because the sale results will fall short of the guaranteed amount, Sotheby’s will not recognize any net auction commission revenue from this consignment. As a result of this transaction with the Estate, the Board of Directors determined that Robert S. Taubman is no longer independent under NYSE rules. Mr. Taubman is not standing for re-election at the meeting.

Board Committee Independence Determinations

The Board has determined that each current member of the Audit, Compensation, and Nominating and Corporate Governance Committee is independent under applicable SEC and NYSE rules.

*	The Chatsworth House Trust is dedicated to the long-term preservation of Chatsworth House, the collection, garden, woodlands and park for the long term benefits of the public.

2016 Proxy Statement	| 23

Corporate Governance

Board Role in Risk Oversight

General Procedures

The Board carries out its role in the oversight of risk, risk tolerance and corporate culture directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. It also includes the regular receipt and discussion of reports from Board committees and the periodic receipt and discussion of reports from Company counsel, from the Company’s Compliance and Business Integrity Department, from management and from outside advisors. Board committees carry out the Board oversight of risk as follows:

•

The Audit Committee considers risk through its oversight of the Company’s financial reporting process, risk management process, legal and regulatory compliance, performance of the independent auditor, internal audit function, financial and disclosure controls, and adherence to the Company’s Code of Business Conduct.

•

The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs, and annually documents an assessment of whether any of those plans, policies or programs creates risks that are reasonably likely to have a material adverse effect on the Company.

•

The Executive Committee is empowered to act on behalf of the Board between regularly scheduled Board meetings and in this capacity considers risk in conjunction with the approval of certain transactions, particularly as they relate to auction consignment and art financing matters, under the Company’s internal corporate governance guidelines (see below).

•	The Finance Committee considers risk through its oversight of the Company’s capital structure, financing strategies, investment strategies, banking relationships and strategic investments.

•

The Nominating and Corporate Governance Committee considers risk through its oversight of the adequacy of the Company’s governance structures and the Committee reviews and makes determinations regarding significant transactions with affiliates under the Company’s Related Party Transactions Policy (as discussed elsewhere in this proxy statement).

•

The Business Strategy Committee considers risk as an integral part of its focus on short and long term planning for the Company with respect to a number of Company strategies, including the areas of growth opportunities, marketing, sales, operations, expense management and the use of technology.

Board committees receive regular reports from management of matters affecting Company risk. The role of Board committees in risk management oversight is further detailed in their respective charters, copies of which are available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.sothebys.com.

Specific Risk-Mitigating Corporate Policies: Internal Corporate Governance, Business Conduct, Related Party Transactions, Insider Trading, Regulation FD, and Compensation Recoupment

The Board has also addressed risk through the adoption of corporate policies. We have an internal corporate governance policy adopted by the Board that addresses the delegation of authority within our

24 |	2016 Proxy Statement

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organization. The policy addresses all aspects of our business and establishes the level of approval required for auction and private sale consignment terms, credit activities, payments, capital commitments, contracts, finance transactions, acquisitions and dispositions, and compensation-related matters. The Board has also adopted a Code of Business Conduct, a Related Party Transactions Policy, a Policy on Trading in Sotheby’s Securities and a Policy Regarding Regulation FD and Communications with Security Holders that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose a risk to the organization.

The Board has adopted a Compensation Recoupment Policy that took effect on January 1, 2015. This policy provides for reimbursement by current and former executive officers and other executives of annual incentive compensation and gains related to equity compensation as well as equity award cancellation in connection with a Company financial restatement. See Compensation Discussion and Analysis-Other Policies and Considerations- Compensation Recoupment (“Claw-back”) Policies below for a more detailed description of this policy.

Enterprise Risk Management

We have an enterprise risk management (“ERM”) program that evaluates and manages risks across the organization. As part of the ERM program, we have a Risk Steering Committee comprised of members of senior management, and overseen by the Chief Financial Officer and the Worldwide Director of Compliance. The Risk Steering Committee’s primary functions are to conduct risk assessments and to escalate risks and concerns to appropriate members of management, the Board and/or Audit Committee as required. The Risk Steering Committee reports to the Audit Committee quarterly and provides at least quarterly reports to the Chief Executive Officer on matters related to ERM. The Risk Steering Committee assists the Board in carrying out the risk management procedures described above under General Procedures.

The risks assessed and evaluated by the Risk Steering Committee include, but are not limited to, those related to macroeconomic and geopolitical events, deal-making and lending, strategic initiatives, brand and reputation, legal and regulatory compliance, information and physical security, and finance.

Certain Relationships and Related Party Transactions

Related Party Transactions Policy

Formal Written Policy

We have a Related Party Transactions Policy that supplements our obligations under Delaware law and our Code of Business Conduct described below. The Board has delegated the power to administer, enforce and modify this policy to the Nominating and Corporate Governance Committee. This policy requires that the Committee approve or ratify Company transactions in which a related party (as defined in SEC regulations) or 5% or greater Company stockholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee for action. For pre-approval

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Corporate Governance

of transactions only, the Committee Chair is authorized to act for the Committee between its regularly scheduled meetings. In reviewing a transaction, the Committee (or its Chair) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company.

•	The magnitude of the benefit for the related party.

•	The feasibility of alternative transactions.

•	How the benefits to the related party compare to similar transactions conducted at arms’ length by the Company.

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the Board.

Related Party Transactions under Delaware Law

As a Delaware corporation, we are required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•

The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or stockholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the stockholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or stockholders.

Sotheby’s Code of Business Conduct

Our Code of Business Conduct requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance.

Related Party Transactions and Director Independence

The Board also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers. See Board of Directors Independence Determinations above.

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Corporate Governance

Specific Relationships and Related Party Transactions

We pay the Duke of Devonshire, our Deputy Chairman, an annual consulting fee of £65,000 (in 2015, approximately $99,360). Pursuant to an agreement, dated August 14, 2012, between a Company subsidiary and Chatsworth House Trust, the subsidiary paid £250,000 ($382,150) to Chatsworth House Trust, a charitable trust of which the Duke is an unpaid director, for staging a selling exhibition at Chatsworth. This agreement has a five-year term and requires the subsidiary to pay Chatsworth House Trust this amount annually during the term. In connection with the 2015 Chatsworth exhibitions, the subsidiary paid approximately £91,064 ($139,200) to the Chatsworth House Trust for installation costs and expenses. The trust has recently billed the subsidiary £29,808 ($45,565) for de-installation and other costs for the 2015 exhibitions. All amounts exclude any valued-added taxes paid.

From time to time, officers, directors and principal stockholders of the Company and members of their immediate families purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors. In 2015, several directors or immediate family members purchased art or collectibles through the Company in amounts requiring disclosure under applicable SEC rules as follows: Mr. Angelo, a former director, $9,887,000; Mr. Robert S. Taubman, a director, $1,659,000; and Thomas S. Smith, Jr., President and Chief Executive Officer, $528,000. In 2015, The Estate of A. Alfred Taubman, of which Robert S. Taubman is a beneficiary, sold approximately $446,035,000 of property through the Company, Reza Gem SAS, a privately held company controlled by the family of director Olivier Reza, sold through and/or purchased from the Company approximately $1,915,000 of jewelry, and the Duke of Devonshire, either personally or through a company he owns, sold approximately $672,000 of property through the Company.

Political Contributions

Political contributions by the Company are prohibited under our internal governance policies.

Meetings of the Board of Directors

In 2015, the Board of Directors held ten meetings (and took action on three other occasions) and committees of the Board held 32 meetings, for a total of 42 meetings. Average attendance at these meetings by members of the Board in 2015 exceeded 95%. Each director attended at least 83% of the aggregate of these Board meetings and the total number of meetings held by all committees of the Board on which he or she served. It is our policy that the directors attend the annual meeting of stockholders. All of the directors who were members of the Board of Directors at the time of last year’s annual meeting of stockholders attended that meeting.

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Corporate Governance

Committees of the Board

The Board of Directors has six standing committees: Audit, Compensation, Nominating and Corporate Governance, Business Strategy, Executive and Finance. The following table shows the current membership of each of the committees and the number of meetings (and actions taken by consent) held by each committee in 2015:

	Audit	Compensation	Nominating and Corporate Governance	Business Strategy	Executive	Finance
	5 Meetings	8 Meetings 2 consents	5 Meetings 2 Consents	5 Meetings	1 Meeting 2 Consents	8 Meetings
Jessica M. Bibliowicz
Kevin C. Conroy
Domenico De Sole
The Duke of Devonshire
Daniel S. Loeb
Olivier Reza
Marsha E. Simms
Thomas S. Smith, Jr.
Robert S. Taubman
Diana L. Taylor
Dennis M. Weibling (1)
Harry J. Wilson

= Chairman of the Board                  = Chair                  = Member

(1)	Effective January 1, 2016, Mr. Weibling was appointed Interim Chief Financial Officer while the Company conducts a search for a permanent Chief Financial Officer. In connection with this appointment, Mr. Weibling stepped down from the Audit and Compensation Committees. Mr. Weibling will step down from his role as Interim Chief Financial Officer on March 28, 2016 upon the appointment of Michael Goss as Executive Vice President and Chief Financial Officer.

Audit Committee

The primary purpose of the Audit Committee of the Board is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function.

The Board has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Jessica M.

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Corporate Governance

Bibliowicz meets the definition of “audit committee financial expert” contained in applicable SEC rules and also has the requisite financial and accounting expertise required under NYSE rules.

For information regarding the approval by the Audit Committee of auditing and permissible non-auditing services, see Ratification of the Appointment of Independent Registered Public Accounting Firm—Independent Auditors’ Fees elsewhere in this proxy statement.

In accordance with the rules of the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s Chief Executive Officer and other executive officers. Its primary responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. See Compensation Discussion and Analysis—Overview of Our Executive Compensation Program—Our Process—Role of the Compensation Committee. The Compensation Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Each member of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code. The Board also appoints Board members who it believes are “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. However, from time to time, members of the Compensation Committee may purchase or sell property through the Company at public auction or in private transactions in the ordinary course. To the extent a committee member engages in such action, he or she would not be a “non-employee director.” In such instances, a sub-committee of the Compensation Committee consisting entirely of “non-employee directors” would be responsible for approving equity awards to executives.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee. The Compensation Committee engages compensation consultants to assist the Committee in evaluating the design and assessing the competitiveness of its executive compensation program and for individual executive benchmarking. For more detailed information on the role of compensation consultants, see Compensation Discussion and Analysis—Our Process—Role of Compensation Consultant and Other Advisors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the director candidate nomination process and Board committee assignments and is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. The Committee also administers and has the power to modify our Related Party Transactions Policy. The Committee operates under a charter that conforms to applicable SEC and NYSE rules.

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Corporate Governance

The Board Nomination Process and Criteria

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become directors and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of stockholders and to fill vacancies on the Board. From time to time, the Committee may retain a search firm to assist it in identifying qualified director candidates.

In making determinations with respect to director nominees, the Committee considers the experience, qualifications, attributes and skills that qualify the nominee to serve as a member of the Board. Among the key attributes that the Committee seeks when evaluating Board candidates are the following:

•	High ethical standards, integrity and sound business judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development, marketing or client service experience

In connection with the nomination of Messrs. Loeb, Reza, and Wilson, the Committee complied with the Support Agreement, pursuant to which the Company agreed to nominate them for re-election as directors at the meeting. See Election of Directors above regarding the Support Agreement.

Each of the nominees for election at the meeting was unanimously recommended by the Nominating and Corporate Governance Committee after careful consideration of each nominee’s individual expertise and skills, as well as the composition of the Board as a whole.

The Committee considers stockholder nominations of appropriate candidates for director in accordance with the attributes outlined above. The Committee evaluates such candidates as it does candidates identified by other means. A stockholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s Bylaws, which requires information regarding the recommending stockholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2017 Annual Meeting of Stockholders, the Secretary must receive the required submission no earlier than February 7, 2017 and no later than March 8, 2017. These dates may be subject to modification if our 2017 Annual Meeting of Stockholders occurs more than thirty (30) days before or more than sixty (60) days after May 6, 2017 as provided in Section 1.13 of our Bylaws.

Board Diversity

Although we do not have a formal policy regarding Board diversity, our Corporate Governance Guidelines provide that the Board selection process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. When evaluating candidates for nomination as a director, the Committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse Board, as so defined, provides for different points of view and robust debate among our Board members and enhances the effectiveness of the Board. We

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believe we have a very diverse Board of Directors, which includes one or more current and/or former chief executive officers, chief financial officers, investment bankers, experts in fine art and collectibles, marketing and business people, and individuals of different race, gender, ethnicity and background.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Finance Committee

The Board created the Finance Committee in order to assist it in fulfilling its responsibility to oversee (i) the financial management of the Company, including oversight of our capital structure and financing strategies, investment strategies and banking relationships and (ii) our plans with respect to possible acquisitions, divestitures or other strategic transactions. It operates under a charter.

Executive Committee

The Executive Committee considers and takes certain corporate actions between regularly scheduled meetings of the Board. Frequently, the Executive Committee takes action pursuant to the Company’s internal corporate governance rules to approve significant auction consignment and loan transactions. The Executive Committee primarily acts by written consent, after briefing by senior management and informal discussion among Committee members, as appropriate. It operates under a charter.

Business Strategy Committee

Pursuant to the Support Agreement, the Company created the Business Strategy Committee in May 2014. The Business Strategy Committee is responsible for review and evaluating the Company’s business strategies and making recommendations to the Board with respect to potential changes in strategy. This committee operates under a charter.

Executive Sessions of the Board of Directors

Our non-management directors meet in executive sessions without management at each regularly scheduled Board meeting. In addition, the independent directors of the Board meet in executive session without non-independent directors at least once a year. Mr. De Sole, the Chairman of the Board, presides at both non-management director and independent director sessions.

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Corporate Governance

Corporate Governance Guidelines

Generally

Our Corporate Governance Guidelines addressing the following subjects:

• Director responsibilities	• Director access to management and independent advisors

• Director qualification standards	• Management succession and Chief Executive Officer compensation

• Board committees	• Performance evaluation of the Board and Board Committees

• Director compensation	• Board confidentiality

• Director stock ownership guidelines	• stockholder communications with the Board; Board communications with third parties

The Nominating and Corporate Governance Committee periodically reviews and reassesses the adequacy of the Corporate Governance Guidelines to determine whether any revisions are appropriate and recommends to the Board any such revisions for the Board’s approval.

Performance Evaluation of the Board and Board Committees

The Board and all of its Committees conduct a self-evaluation at least annually to determine whether the Board and the Committees are functioning effectively and how to enhance performance. This assessment takes into account input and comments from all directors or committee members, as appropriate and is discussed with the full Board and/or Committee. In addition to topics that may be of particular relevance in any given year, the assessment focuses on the Board’s and Committees’ contributions to the Company and especially on areas in which the Board believes that the Board and/or Committees could improve. In addition to the annual self-evaluation, Mr. De Sole, the Chairman of the Board, conducts a director peer review.

Management Succession Planning

The Board is strongly committed to Chief Executive Officer and management succession planning. Pursuant to the Corporate Governance Guidelines, the Board is responsible for developing plans for the succession to the position of Chief Executive Officer, including policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer, and implementing appropriate oversight of the leadership talent development and succession planning for the other executive officers of the Company. The Board has delegated this authority to the Compensation Committee.

Annually, the Chief Executive Officer reviews with the Board his or her assessment of the Company’s senior officers and their potential to succeed him or her.

As part of its succession-planning role, the Compensation Committee annually reviews potential succession candidates for the CEO position and for other senior management positions. The Chief Executive Officer and the Worldwide Head of Human Resources prepare a report on succession options for key positions and discuss the report with the Compensation Committee. This dialogue covers the CEO

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and principal executive officer positions and other management positions, including regional business heads, and examines all issues surrounding internal and external succession. The Compensation Committee and the CEO then review their succession assessments with the Board.

As discussed under Leadership Structure above, Mr. Ruprecht resigned as Chairman and Chief Executive Officer on March 31, 2015 and Thomas S. Smith, Jr., joined the Company as our President and Chief Executive Officer under a process overseen by the Nominating and Corporate Governance Committee. A more detailed description of Mr. Ruprecht’s separation agreement and Mr. Smith’s employment agreement appears under Executive Compensation—Employment Arrangements; Potential Payments Upon Termination or Change-in-Control below.

Code of Business Conduct

We have long had compliance policies applicable to all employees, including our principal executive officers and senior financial officers. These cover such issues as ethical conduct, conflicts of interest and related-party transactions, maintenance of confidentiality of Company and client information, and compliance with laws, including specific policies regarding observing export/import, money-laundering, data-protection and antitrust laws. We have an international Compliance and Business Integrity Department led by a Worldwide Director of Compliance with responsibility for, among other things, regularly providing compliance policies training to all employees, auditing compliance with the compliance policies, and assisting us and our employees in interpreting and enforcing the compliance policies. We have incorporated many of these policies in our Code of Business Conduct (the “Code”), which is applicable to our directors, officers and employees. A copy of the Code is available on the Investor Relations page of our website, www.sothebys.com.

The Company has chosen to post any Code amendment or waiver affecting or granted to its Chief Executive Officer, Chief Financial Officer, other executive officers and certain other senior financial officers promptly on its website instead of filing a Form 8-K with the SEC when an amendment or waiver occurs. No such amendments or waivers occurred during 2015.

In addition, the Board has adopted a number of policies related to the ethical and legal conduct of our directors, executive officers and employees, including a Compensation Recoupment Policy, a Policy on Trading in Sotheby’s Securities, a Policy Regarding Regulation FD and Communications with Security Holders, as well as a Related Party Transactions Policy to provide a focused procedure for evaluating potential and existing transactions between the Company and affiliates such as directors and executive officers. For further information regarding the Related Party Transactions Policy, see Certain Relationships and Related Party Transactions below.

Communications with Directors

Any stockholder or interested party may contact the Board of Directors, or any individual director serving on the Board, by written communication mailed to: Board of Directors (Attn: (name of director(s)), if intended for a specific director or less than the full Board), c/o Corporate Secretary, Sotheby’s, 1334 York Avenue, New York, New York 10021. Any proper communication so received will be promptly processed by the Corporate Secretary as agent for the Board or individually named director(s) and shared. The Corporate Secretary may elect not to forward summaries or copies of communications that he believes are business solicitations, resumes, abusive, frivolous or similarly inappropriate.

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Corporate Governance

Availability of Corporate Governance Documents

Copies of the committee charters, Corporate Governance Guidelines, Code of Business Conduct, and the Company’s categorical standards for director independence are available on the Investor Relations page of our website, www.sothebys.com. In addition, stockholders may obtain a copy of any of these documents by writing to our Investor Relations Department at 1334 York Avenue, New York, New York 10021.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2015 was a year of transition at Sotheby’s, with the hiring of a new President and Chief Executive Officer, Thomas S. Smith, Jr., and significant new hires among the senior management team. Upon joining Sotheby’s on March 31, 2015, Mr. Smith initiated a strategic review of the business and articulated four key priorities for the future:

•	Develop and implement a compelling growth strategy.

•	Embrace technology more effectively, both internally and through client-facing products.

•	Allocate capital wisely.

•	Attract, develop, and retain the organizational talent necessary to sustain the first three priorities.

Upon his arrival, Mr. Smith assembled a team positioned for success against these priorities. Through internal promotions and external hires, Mr. Smith established new leadership in areas including: Legal, Communications, Marketing & Digital Development, Technology & Operations, Human Resources, 20th & 21st Century Art, and Business Development and Transaction Services.

Over the last three quarters of 2015, Mr. Smith and his new team made progress against these priorities, having adopted a Board-approved strategic plan; augmenting technology leadership and significantly increasing digital engagement with clients in a myriad of ways; leveraging existing talent and adding new talent, talent planning, and performance-based incentive compensation programs to drive individual accountability; and undergoing an extensive capital allocation review and announcing an enhanced share repurchase initiative.

Consistent with Mr. Smith’s and the Compensation Committee’s pay-for-performance philosophy, the total incentive pool was separated into an annual cash incentive pool (subject to annual Company performance) and a long-term incentive pool (subject to an annual guideline equity run rate cap of 1.65% of common stock outstanding) for awards granted in February 2016. Although Sotheby’s Adjusted Net Income* in 2015 is comparable to 2014 Adjusted Net Income, incentive compensation funding is lower than the prior year. Specifically, as shown in the sections that follow, the combined incentive compensation pools as a percent of earnings (as measured by EBITDA*), individual annual cash bonus payouts as a percentage of individual cash bonus targets, and the ratio of Sotheby’s overall compensation expense as a percentage of revenue are all reduced from the levels of recent years.

In addition, the Committee recently approved significant changes to 2016 executive compensation. See 2016 Executive Compensation Preview for a summary of these changes.

Note Regarding CEO Compensation

In 2015, Mr. Smith received one-time sign-on inducement awards to replace incentive and other compensation opportunities that Mr. Smith lost by leaving his prior employment. See Components of the

*	See 2015 Financial Performance below.

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Compensation Discussion and Analysis

Executive Compensation Program—CEO Sign-on Awards below. As a result, his equity compensation for 2015, as set forth in the Summary Compensation Table below, is larger than it will be in future years. For example, the Summary Compensation Table includes a stock award value of $16.47 million for 2015, reflecting the grant date value of his one-time sign-on stock awards. However, commencing with 2016, Mr. Smith’s stock award target, payable entirely in performance share units, will be $3 million. See Employment Arrangements; Potential Payments Upon Termination or Change-in-Control below. As noted in footnote (1) to the Summary Compensation Table below, the current value of Mr. Smith’s sign-on equity awards is approximately $5.4 million.

At a time when the Company is experiencing a challenging market environment and the imperative of cost discipline, Mr. Smith requested that no cash bonus be awarded to him for 2015. In light of this request and Mr. Smith’s significant progress against his strategic priorities, the Committee awarded him performance share units with a value equal to the value of his prorated target cash bonus of $1.4 million, in lieu of a cash bonus. See February 2016 Named Executive Officer Compensation Actions below.

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes the principles, objectives, and features of our executive compensation program, which is generally applicable to our senior executives. However, in this CD&A we focus primarily on the compensation of our Chief Executive Officer, our Chief Financial Officer during 2015, our three most highly-compensated executive officers other than our Chief Executive Officer and Chief Financial Officer, and three former officers. For 2015, these individuals, referred to as the “named executive officers,” were:

•	Thomas (“Tad”) S. Smith, Jr., President and Chief Executive Officer

•	Patrick S. McClymont, former Executive Vice President and Chief Financial Officer. Mr. McClymont resigned effective December 31, 2015.

•	David Goodman, Executive Vice President, Digital Developing and Marketing

•	Jonathan A. Olsoff, Executive Vice President and General Counsel

•	Lisa Nadler, Executive Vice President and Chief Human Resources Officer

•	William F. Ruprecht, former Chairman of the Board, President and Chief Executive Officer

•	Bruno Vinciguerra, former Executive Vice President and Chief Operating Officer

•	Alfredo Gangotena, former Executive Vice President and Chief Marketing Officer

On March 31, 2015, Mr. Ruprecht resigned as Chairman, President and Chief Executive Officer and Mr. Smith assumed the roles of President and Chief Executive Officer. Unless the context otherwise requires, all references to “CEO” in the following Compensation Discussion and Analysis section refer to Mr. Smith for 2015 and all references to the named executive officers refer to the current named executives and not the former officers listed above.

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Compensation Discussion and Analysis

Impact of 2015 Say-on-Pay Vote

The Compensation Committee considered the results of the annual stockholder “say-on-pay” vote on our executive compensation program, in addition to other input from our stockholders, when evaluating and determining compensation policies and the compensation for the CEO and the other named executive officers. The 2015 stockholder vote affirmed the Compensation Committee’s decisions for 2014, with 98.2% of votes cast approving our executive compensation program. In light of this strong stockholder support, up over ten percentage points from the prior year, the Compensation Committee concluded that no significant revisions for 2015 were necessary to the Company’s executive compensation program. However, as noted below under 2016 Compensation Program Preview, the Compensation Committee made important changes to the program for 2016 in order to further align with best practices. Also, as previewed in the 2015 proxy statement, in 2016 the named executive officers received 100% of their long-term incentive awards in the form of performance share units.

2015 Financial Performance

Although Sotheby’s Adjusted Net Income for 2015 of $143.1 million is comparable to 2014 Adjusted Net Income of $142.4 million, Adjusted Diluted Earnings Per Share of $2.07 reflects an improvement versus 2014 ($2.03 per diluted share), due to 3.7 million shares of common stock repurchased during the year.

In 2015, net auction sales decreased 3% and auction profit margins remained under pressure, in a continuing stiff competitive environment for high value works of art. Accordingly, the comparison of Adjusted Net Income between 2015 and 2014 is impacted by an overall lower level of auction commission revenues and a higher level of auction selling costs, as well as a higher level of inventory write-downs. However, these factors are largely offset by a lower level of accrued incentive compensation, improved Sotheby’s Financial Services results, and a higher level of equity earnings, attributable to Sotheby’s 25% interest in RM Sotheby’s, an auction house for investment-quality automobiles that was acquired in February 2015.

In this Compensation Discussion and Analysis, we refer to certain non-GAAP financial measures, including Adjusted Operating Income, earnings before income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA and Adjusted Net Income. See Non-GAAP Financial Measures appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of these non-GAAP measures to our audited U.S. GAAP financial statements, as presented in the Form 10-K.

Overview of Our Executive Compensation Program

Our executive compensation program aligns the goals and interests of our executives to those of our stockholders by awarding compensation based on company and individual performance and, if applicable, business unit performance. Consistent with this approach, a majority of the named executive officers’ compensation is at risk and contingent upon achievement of specified company and individual performance goals. As a result, executive pay has varied meaningfully in recent years, in line with the variability in Company financial performance.

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Compensation Discussion and Analysis

Executive Compensation Practices

We regularly review our executive compensation plans for continued alignment with our business strategy, and human resource objectives, as well as best practices. These best practices are summarized below as “what we do” and “what we don’t do:”

What We Do

•    Employ a pay-for-performance executive compensation program whereby over 80% of the CEO’s target total compensation and over 60% of other NEO’s target total compensation is at risk and contingent upon performance against specified company and individual goals.

• Require our executives to retain 50% of after-tax shares earned from the long-term incentive program until a specified stock ownership guideline is met.

• Use double-trigger change-in-control arrangements.

• Hold an annual vote on our executive compensation program.

• Have a recoupment, or “claw-back,” policy to recover compensation from executives in the event of a restatement of our financial statements.

• Engage an independent compensation consultant to provide advice to our Compensation Committee.

What We Don’t Do

• Permit our executives or directors to hedge or pledge Company stock owned by them.

• Reward our executives with excessive perquisites or tenure-based benefits, such as pension plans and retiree medical benefits.

• Pay dividends on unearned performance share units.

• Make tax gross-up payments.

• Guarantee minimum cash or equity payouts.

Our Philosophy and Objectives

Our executive compensation philosophy seeks to maintain our competitive position by enabling us to attract, retain, develop, and incentivize key talent in our unique global art business, while concentrating a majority of executive compensation in performance-based cash and equity programs that align the interests of executives with those of our stockholders. Our compensation program design is consistent with this philosophy and provides incentives for our leadership to meet and exceed high individual and corporate performance standards both annually and in the longer term, without encouraging excessive risk-taking.

The objectives of the executive compensation program are as follows:

•	Align executive and stockholder interests—Executive officers should be rewarded for achieving long-term results. Executives and stockholder interests are aligned through the use of equity

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Compensation Discussion and Analysis

awards, rather than cash, as a meaningful portion of overall executive compensation. In 2016, equity compensation for the named executive officers will be entirely performance-based in order to further align the interests of executives and stockholders. We also maintain stock ownership guidelines for our CEO and his direct reports and prohibit our executives from hedging or pledging common stock owned by them.

•

Pay-for-performance—A majority of our named executive officers’ compensation should be tied to our business’ performance, both over the short-term and long-term. Our performance is evaluated against short-term goals that support our business strategy and long-term goals that measure the creation of sustainable stockholder value. Our incentive compensation programs carry the risk of no payouts when Company and individual performance goals are not met as well as provide for the opportunity to receive above target payouts when goals are exceeded. Other than base salary, our compensation arrangements do not have guaranteed minimum provisions.

•

Achieve the right balance between cash and equity incentive pay—We aim to provide the appropriate mix of compensation elements, including finding a balance between annual cash and long-term equity incentive compensation. Cash payments primarily reward more recent performance, while equity awards encourage our named executives to continue to deliver results over a longer period of time and also serve as a retention tool.

•

Hire and retain talented executives—The quality of the individuals we employ at all levels of the organization is an important driver of our performance as a company, both in the short-term and in the long-term. Accordingly, it is critical for us to be able to hire and retain the best talent in the marketplace and one of the important tools to do so is to pay competitive total compensation. We have also established cliff vesting schedules for performance-based equity awards to help us retain valuable employees.

•

Affordability of Compensation—Executive compensation should not exceed what we can reasonably afford. We regularly measure our compensation for all employees against a variety of financial metrics, including revenue, operating income, and EBITDA.

•	Provide limited perquisites—Perquisites for our executive officers should be minimized and limited to items that serve a reasonable business purpose.

Our Process

Role of the Compensation Committee

The Compensation Committee oversees the design and administration of Sotheby’s executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually reviews and approves compensation-related performance goals and other objectives for our CEO and other executive officers. The Committee also annually evaluates and approves compensation packages to ensure that a significant portion is performance-based. The Committee establishes the specific performance targets which they will use to determine the compensation paid to our executives, determining both the incentives for above-target performance and consequences for below-target performance. The Committee also reviews

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and approves executive compensation policies, such as stock ownership requirements. During 2015, the Committee periodically referenced general market data in addition to data from industries relevant to our market for talent, including luxury goods manufacturers/purveyors, and human-capital-intensive industries, including professional services, asset management firms, and private equity firms. Although the Committee did not adopt a formal peer group for 2015, effective for 2016, the Committee adopted a formal peer group to be used as a reference to benchmark Company performance and executive officer compensation. See 2016 Executive Compensation Preview.

Role of Compensation Consultant and Other Advisors

The Compensation Committee has the sole authority to retain and terminate outside counsel, compensation consultants and other advisors to assist it in carrying out its responsibilities and who are accountable to the Committee. The Compensation Committee retains an independent executive compensation consultant to assist in the development of compensation programs, evaluation of compensation practices and the determination of compensation awards. The role of the compensation consultant is to provide objective third-party data, advice and expertise in executive compensation matters. The compensation consultant reports directly to the Committee and not to management. The decisions made by the Compensation Committee are the responsibility of the Committee and reflect factors and considerations in addition to the information and recommendations provided by the compensation consultant and outside counsel.

From January 1, 2015 through August 4, 2015, the Committee continued to engage Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent executive compensation consultant. During this time, Semler Brossy advised the Committee on:

•	Employment, compensation and severance arrangements

•	Compensation programs

•	The Chief Executive Officer’s employment agreement and pay design

•	Governance and regulatory trends

•	Risk management practices

Semler Brossy provided no other services to the Company.

On August 5, 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as its independent executive compensation consultant, replacing the Committee’s incumbent consultant. Cook has advised the Committee on:

•	Peer group research and development

•	Individual employment arrangements

•	Executive officer pay benchmarking

•	Incentive compensation program design

•	Executive severance plan design

•	Governance and regulatory trends

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Cook provides no other services to the Company.

Pursuant to SEC and NYSE rules, the Compensation Committee is required to consider any conflicts of interest raised by the work of the Compensation Committee’s compensation consultants. After considering the relevant factors, the Compensation Committee determined that no conflicts of interest were raised by the work of its consultants. The Company and the Compensation Committee have instituted policies to avoid conflicts of interest raised by the work of the Compensation Committee’s compensation consultant.

Role of Management

The Compensation Committee determines the compensation of our CEO without management input. The Committee, with the input of the non-executive Chairman, evaluates the CEO’s performance and makes incentive pay decisions through a holistic assessment of Mr. Smith’s delivery of Sotheby’s financial goals and his progress against Sotheby’s strategic priorities to sustain long-term stockholder value. The Committee, together with the CEO, agrees upon his performance objectives at the beginning of the year. At the conclusion of the year, the CEO discusses with the Committee his performance against the agreed-upon objectives and progress against the strategic priorities, as well as his other accomplishments for the year. This assessment, in addition to Company performance, is used by the Committee to determine the compensation for the CEO.

The CEO, with the assistance of the Chief Human Resources Officer, annually reviews the performance of his direct reports for the year just ended, including the named executive officers, and presents to the Compensation Committee his performance assessments and compensation recommendations, including the recommended award for each component of the executive’s total compensation. Mr. Smith’s review consists of an assessment of the executive’s performance against company-level and individual goals and targets. The Compensation Committee then follows a review process with respect to these executives similar to that undertaken for Mr. Smith. After review and any adjustments, as appropriate, the Compensation Committee approves the compensation decisions for these executives.

Disclosure of Performance Metrics

Incentive plan targets are linked to our annual operating plan, which is approved by the Board. See Components of the Executive Compensation Program-Incentive Compensation below.

The Compensation Committee believes that our stockholders are better served by not disclosing specific historic or prospective financial targets, since our largest competitor, Christie’s, which is a privately-held, non-public company, and other privately-held direct competitors would then have valuable insight into Sotheby’s revenue and margin expectations, creating potential significant competitive harm to the Company and its stockholders. Christie’s and these other competitors are not required to, nor do they, disclose such information.

In addition, in determining to maintain the confidentiality of financial targets to avoid competitive harm, the Committee has considered the materiality of these targets to investors as required by SEC rules. As details of the Board-approved annual operating plan (which provides the basis for these targets)

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have never been disclosed to the investing public, investors have not used that information in making investment decisions, and the failure to disclose these financial targets does not deprive current investors of material information necessary to decide whether to buy, sell or hold our securities.

Compensation Mix

Consistent with our philosophy of having a majority of the named executive officers’ compensation at risk and contingent upon specified company and individual performance goals, the following charts show the proportion of each of the principal compensation components to target total compensation for the CEO and for the other current named executive officers as a group for 2015. For Mr. Smith, 81% of his 2015 target total compensation was at risk, and of that amount, 42% is equity-based incentive in the form of performance share units (PSUs). For the other current named executive officers as a group, 64% was at risk, and of that amount, 34% is equity-based incentive in the form of PSUs. The percentage of total compensation at risk is greater for the CEO than for the other named executive officers because the CEO has ultimate responsibility for the Company’s performance and, therefore, should be most closely aligned with stockholders’ interests.

(1)	Based on annualized salary and incentives. Excludes one-time sign-on awards, perquisites (if any) and other compensation.

Components of the Executive Compensation Program

The following describes the components that comprise our executive compensation program and post-employment compensation, the rationale for each component and how awards were determined for 2015.

Base Salary

Each executive receives a base salary to provide predictable income to the executive. The Compensation Committee sets executive base salaries based on the executive’s role and responsibilities.

Incentive Compensation

Incentive compensation consists of annual cash incentive bonuses and long-term equity incentive awards. Formerly, the total incentive compensation pool funded incentives for NEOs whereby if, for

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example, an individual’s award level (based on annual performance) was 120% of target, then the individual would receive 120% of the individual’s combined cash and equity target amount. For 2016, the Company is moving to a separate annual cash bonus incentive program that aligns payouts with the annual financial plan and a separate long-term incentive program that provides long-term incentive awards that encourage our NEOs to continue to deliver results over a longer period of time and that serve as a retention tool. Under the 2016 long-term incentive programs, each NEO will have a separate cash bonus target and a long-term incentive target.

As part of the transition to the two separate incentive programs for 2016, for year-end 2015, the Company utilized the percent of adjusted EBITDA and Client Multiplier criteria (as detailed below) to determine the annual cash incentive bonus pool and then established a separate long-term incentive pool based on the sum of employee long-term incentive targets for awards granted in February 2016. The long-term incentive pool is subject to a guideline run rate cap of 1.65% of common stock outstanding that was established by the Committee. See Long-Term Incentive Compensation below. For this transition year, for historical comparison purposes only, the Committee reviewed the sum total of both of these pools versus total incentive pools of prior years.

The Committee’s framework for determining the annual cash incentive pool, how the pool was allocated, and how individual awards were determined for named executive officers is described below. However, the Committee maintains its perspective that disclosing certain performance goals would cause serious competitive harm to our Company, specifically the individual financial targets and the performance share unit targets, both of which are related to our confidential strategic and operating plans. The Committee continues to believe that our stockholders are better served by not disclosing this information, particularly with respect to our largest competitor, which is a privately held, non-public company. See Overview of Our Executive Compensation Program-Disclosure of Performance Metrics above.

Process for Funding, Allocating, and Determining Cash Bonus Awards

The Committee used a quantitative framework to establish the pool to fund annual cash bonuses to named executive officers and to other eligible employees as follows:

•

Cash Bonus Pool Established as Percent of EBITDA—The ultimate size of the cash bonus pool falls within a pre-established percentage guideline (generally, 17.5% to 20.5%) of the Company’s adjusted EBITDA (adjusted to exclude the cost of incentive compensation and certain other expenses as approved by the Committee using pre-established guidelines developed in conjunction with the Committee’s independent compensation consultant—for more information, see Non-GAAP Reconciliation below). The Committee considers EBITDA an especially fair measure of performance as it is not impacted by frequently volatile income tax rates that can shift dramatically due to the multi-national sources of the Company’s financial results. The Committee uses its judgment to determine where within the range to establish the actual pool by considering various qualitative factors, such as how well management drove and optimized results in the overall market and economic environment during the year, as well as achievement of specific elements of the Company’s confidential multi-year strategic and operating plans. See Executive Summary-2015 Financial Performance above. However, the Committee may, as it did for 2015,

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fund the pool below the established guideline. The Committee funded the pool for 2015 at 16.7% of adjusted EBITDA, in light of overall Company performance versus the 2015 business plan. This reflects the Committee’s pay-for-performance philosophy.

•

Cash Bonus Pool Adjusted by the “Client Multiplier”—The pool may be further adjusted by the Committee, within a pre-determined percentage range (plus or minus 15%), based on a number of additional measureable client-centric factors, as well as leadership in furthering the mandate to develop a more client-focused culture, consistent with the Company’s strategic focus (the “Client Multiplier”). See Executive Summary-2015 Financial Performance above.

•

Final Total Incentive Pool Tested for Reasonableness—As an additional control, the Committee then reviews the overall Company compensation-to-revenue ratio (i.e., total compensation and benefits to total operating revenues) against a range (29% to 39%) previously established by the Committee in order to assess whether there is an appropriate level of total Company compensation cost for the year.

The results of this process for 2015, 2014 and 2013 are shown below:

	Incentive Pool	Pool Adjustment Multiplier	Resulting Total Incentive Pool (1)	Test for Reasonableness
Fiscal Year	As % of Adjusted EBITDA	Client Multiplier	As % of Adjusted EBITDA	Compensation and Benefits as a Percentage of Revenue
2015	16.7%	15.0%	19.2%	30.2%
2014	20.0%	10.0%	22.0%	33.1%
2013	19.2%	12.5%	21.6%	34.8%

(1)	Reflects incentive pool after adjusting for Client Multiplier.

•

Determination of Individual Awards for Named Executive Officers—Each named executive officer has an individual cash bonus target for 2015. The cash bonus target for Mr. Smith is determined pursuant to his employment agreement. The terms of Mr. Smith’s employment agreement are described below under Executive Compensation-Employment Arrangements; Potential Payments upon Termination or Change-in-Control. The Compensation Committee sets the cash bonus target amounts for the other named executive officers each year. For 2015, the cash bonus target opportunities were as follows:

•	Mr. Smith’s cash bonus target was 200% of his base salary, or $2,800,000, and then prorated from July 1, 2015, as per the terms of his employment agreement.

•	Mr. McClymont’s cash bonus target was $715,000.

•	Mr. Goodman’s cash bonus target was $775,000, and then prorated based on his hire date.

•	Mr. Olsoff’s cash bonus target was $247,500.

•	Ms. Nadler’s cash bonus target was $235,000, and then prorated based on her hire date.

Payouts of cash bonuses are determined based on Company and individual performance, limited by the size of the bonus pool set by the Compensation Committee, as discussed above. See February 2016 Named Executive Officer Compensation Actions for actual payouts for 2015.

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Long-Term Equity Incentive Compensation

We use long-term equity incentives to reward executives for achieving long-term results. This aligns executives’ and stockholders’ interests.

In the past, long-term incentives were awarded in respect to prior year performance. As detailed above under Incentive Compensation, the Company transitioned to a separate long-term incentive pool based on the sum of employee long-term incentive targets for awards granted in February 2016. The long-term incentive pool is subject to a guideline run rate cap of 1.65% of common stock outstanding that was established by the Committee.

Each NEO has a long-term incentive target that was then awarded in the form of 100% PSUs in February 2016 in order to emphasize the alignment of financial interests of the NEO with the promotion of sustained stockholder value, while increasing the focus on delivering and rewarding longer-term performance. The Committee selected return on invested capital (“ROIC”) as the performance metric for these awards as it is the Committee’s view that this metric is a robust indicator of Company performance that is aligned with stockholders, it takes into account operating performance and balance sheet health, and is complementary, not duplicative with the annual cash bonus metrics. ROIC reflects the level of profitability generated by the Company, as well as the efficiency of capital deployed to drive that profitability. These PSU awards are earned based on the Company’s ROIC performance versus a target ROIC over a three-year period (January 1, 2016 to December 31, 2018) as shown below. The target ROIC was established based on the Company’s 2016 annual financial plan, applying a growth factor for years two and three of the performance period. As detailed in Disclosure of Performance Metrics above, the Company does not disclose financial targets.

3-year ROIC Performance (1)	% of Units that are Earned (1)
≥ Stretch (≥ 130% of Target)	200%
Target	100%
Threshold (70% of Target)	50%
<Threshold (<70% of Target)	0%

(1)	Straight-line interpolation will be used to determine % of eligible units that are earned for results between the stated ROIC performance levels above.

Vesting of Prior Year PSUs Awards

In March 2016, the Committee certified the level of 2015 pre-tax earnings and associated vesting for two prior year performance share unit awards (awards granted in 2012 and 2013), both of which are the last two awards that have four-year graded vesting schedules. As detailed in Disclosure of Performance Metrics above, the Company does not disclose financial targets.

•	For PSU awards granted in 2012, 24.4% of the total award vested in March 2016. This vesting was the fourth and final year of vesting for this grant. Overall, 86.9% of the total PSU award vested.

•

For PSU awards granted in 2013, 25% of the total award vested in March 2016. This vesting is the third of four vesting dates. Including the PSUs that vested in March 2016, 75% of the total award has vested.

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Compensation Discussion and Analysis

Degree of Difficulty of 2015 Performance Targets

Historically, NEO incentive awards have demonstrated a high degree of variability when compared to the individual NEO targets, reflecting the Company’s pay-for-performance philosophy. For incentive awards made with respect to 2012 through 2015, performance ranged from 86% to 180% of individual NEO targets. Whether an NEO is likely to meet his individual financial and non-financial performance targets is a complex assessment, resulting in part from the individually-tailored nature of the targets as well as the unpredictable business environment. For cash bonus awards in respect to 2015 performance, the Committee did not determine the actual awards based on a specific formula tied to the target amounts. Each NEO was required to fulfill substantially challenging individual performance goals for 2015 to receive target incentive compensation. In the Committee’s view, these goals were established at levels that were very challenging to achieve, but with appropriate internal governance processes in place to mitigate undue risk taking.

Another indication of the degree of difficulty of performance targets is evidenced by only partial vesting of the 2011 and 2012 PSU awards, of which the final portions of these awards vested in 2015 and 2016. The final overall percent of units that vested was 85.4% for the 2011 PSU award and 86.9% for the 2012 PSU award.

As discussed in the Incentive Compensation above, the Committee believes that disclosing the specific financial and non-financial goals would result in significant competitive harm to the Company.

CEO Sign-on Awards

Effective March 31, 2015, Mr. Smith became our President, Chief Executive Officer and a director of the Company. Mr. Smith’s employment agreement provides Mr. Smith with certain compensation from the Company that is intended to replace incentive and other compensation opportunities that Mr. Smith lost by leaving his employment with The Madison Square Garden Company (“MSG”). As an inducement for him to join the Company, he received 158,638 shares of restricted stock that vest in accordance with the following schedule, which substantially corresponds to the time at which the forfeited MSG opportunities would otherwise have been eligible to become vested.

Vesting Date	Number of Shares Vesting
March 4, 2016	49,726
September 1, 2016	29,108
September 1, 2017	79,804

Total	158,638

These shares of restricted stock will also vest on an accelerated basis in the event that Mr. Smith’s employment terminates prior to the stated vesting date (i) due to his death or Disability, (ii) by reason of a termination of his employment by the Company without Cause or (iii) on account of a termination by Mr. Smith for Good Reason (as each such term is defined in his employment agreement). These restricted shares will also vest upon the occurrence of a Change in Control, as defined in the Restricted Stock Unit Plan (a “Change in Control”).

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By joining the Company, Mr. Smith also forfeited the right to receive an annual bonus for MSG’s fiscal year ended June 30, 2015. Mr. Smith expected to receive an annual bonus in the amount of $3,100,000, and the Company agreed to restore this lost compensation. However, to enhance alignment with long-term stockholder interests, Mr. Smith agreed to have $2,000,000 of this amount applied to restricted stock units notionally purchased from the Company in respect of shares of the Company’s common stock, based on the average of the closing prices of a share of the Company’s common stock for the 30 consecutive trading days immediately preceding his hire date of March 31, 2015, or $42.49 (the “Starting Value”). These 47,070 restricted stock units were fully vested upon grant and will be distributed to Mr. Smith in three approximately equal installments on the third, fourth and fifth anniversaries of his hire date. Dividend equivalents on the restricted stock units are paid in the form of additional restricted stock units, at the same rate and at the same time as we pay dividends on shares of our common stock. The remaining $1.1 million of the lost MSG bonus opportunity was paid to Mr. Smith in cash in September 2015.

As an inducement for Mr. Smith to join the Company and an incentive for him to improve the value of the Company’s common stock, on March 31, 2015 the Company awarded Mr. Smith two additional restricted stock units (the “Performance Units”) for each unit he nominally purchased as described above, or 94,140 Performance Units. These Performance Units will vest and become payable based on achieving pre-determined levels of stock price appreciation above the Starting Value, in accordance with the following schedule, and satisfaction of a separate service condition. For any of the Performance Units to become vested and payable in the ordinary course, the average closing prices of a share of our common stock for a period of 30 consecutive trading days ended during the period beginning on the third anniversary of the grant date and ending on the fifth anniversary of the grant date must at least equal one of the stated stock price hurdles specified in the table set forth below. If more than one such hurdle is met during this two-year period, the number of shares that may be payable to Mr. Smith will be based on the highest of the performance hurdles achieved. However, except as provided below, no shares will become vested and payable unless Mr. Smith remains in the Company’s employment through the fifth anniversary of the grant date.

In order for Mr. Smith to earn the Performance Units, the Company’s common stock must reach the following average price hurdles over a period of 30 consecutive trading days between April 1, 2018 and March 31, 2020. If the stock price over such period does not reach $56.63, Mr. Smith will earn no Performance Units and the realized value of the award will be $0. In order for Mr. Smith to earn the maximum number of shares, the stock price must reach $84.98.

Stock Price as a Percentage of Starting Value	Stock Price Hurdles	Percent of Matching PSUs Deemed Earned
< 133 1/3%	< $56.63	0%
133 1/3%	$56.63	50%
150%	$63.74	100%
166 2/3%	$70.81	175%
183 1/3%	$77.90	250%
200%	$84.98	350%

In the event that, prior to the fifth anniversary of his hire date, a Change in Control occurs or Mr. Smith’s employment is terminated (i) due to his death or Disability, (ii) by the Company without

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Cause, or (iii) by Mr. Smith for Good Reason, special vesting and payment provisions will apply. In the event of a Change in Control or in the event that such a termination occurs on or after the third anniversary of his hire date, Mr. Smith will be entitled to payment of the number of shares payable in respect of the highest hurdle specified in the above table achieved after such third anniversary of his Commencement Date or, if greater, the number of shares that would be deemed vested on the date of such Change in Control or the day prior to such termination in accordance with the stated performance schedule, but applying mathematical interpolation for any stock price between any two of the stated hurdle rates.

For example, if (i) (A) a Change in Control were to occur at any time prior to the fifth anniversary of Mr. Smith’s hire date or (B) Mr. Smith’s employment terminated on the fourth anniversary of his hire date due to Disability, (ii) no higher hurdle had previously been achieved and (iii) for the 30 trading day period ended on the date of such a change in control or the day immediately prior to Mr. Smith’s employment terminates, the stock price was equal to 141 2/3% of the Starting Value, Mr. Smith would receive a number of shares equal to 75% of the Performance Units. If any such termination of employment occurs prior to the third anniversary of his hire date, the number of Performance Units deemed earned will be calculated as of the day immediately prior to such termination applying the termination date calculation described above (including mathematical interpolation between any two stock price hurdles), but the amount payable will be pro-rated based on a minimum service period of three years. To illustrate, if the facts were the same as in the above example, but Mr. Smith’s termination due to Disability occurred on the second anniversary of the Commencement Date, he would receive a number of shares equal to 50% of the Performance Units (that is, 75% times 2/3).

There is no assurance that Mr. Smith will actually realize the value attributable to the Performance Units, as these units may not be earned in their entirety or earned at all. In addition, the ultimate value of his awards (to the extent vested or earned) will depend on when the shares are sold by Mr. Smith and the price of the common stock at that time. Mr. Smith is subject to periodic sale restrictions and our stock ownership guidelines, which also limits his ability to realize value from common stock received as compensation.

Executive Benefit Programs

We provide benefits to our named executive officers on the same basis as all of our non-union, full-time employees. These benefits consist of medical, dental and vision insurance, basic life, AD&D and disability insurance, and contributions to our 401(k) plan for employees who participate in the plan.

United States Retirement Savings Plan. The Sotheby’s, Inc. Retirement Savings Plan, a 401(k) plan, is the primary retirement benefit offered to all United States employees. Participants are provided a maximum matching Company contribution of up to 3% of eligible compensation. Also, participants receive Company profit sharing contributions to the 401(k) plan if the Compensation Committee, in its discretion, declares a profit sharing contribution for that year. As a result of the Company’s financial performance in 2015, the Committee approved a 2% profit share contribution; the Committee previously awarded a 2% profit share contribution in respect to 2014 and 2013 performance.

United States Deferred Compensation Plan. The named executive officers and other U.S. senior staff may participate in the Sotheby’s Deferred Compensation Plan. See Non-Qualified Deferred Compensation

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Benefits table below. This plan allows participants for whom contributions to the 401(k) plan are limited by Internal Revenue Code regulations to defer annually a portion of their pre-tax income from the Company and the Company credits participant accounts on the same basis as for the 401(k) plan, as discussed above. The Deferred Compensation Plan provides participants with a broad menu of investment crediting options which track a portfolio of various deemed investment funds.

Executive Severance Plan Benefits

To attract talented executives, support retention objectives and ensure that executives review potential corporate transactions with objectivity and independence, we provide certain post-employment benefits to the named executive officers. These benefits vary among the named executive officers depending on the arrangements negotiated with the individual executive upon his or her joining the Company. The Company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the Company that may impact the employment status of the executives. The Compensation Committee set the severance amounts payable upon a change-in-control based on market reviews. The change-in-control arrangements are subject to “double-trigger” vesting and do not include gross-up payments for excise taxes imposed under Section 280G of the Code as a result of severance payouts. See Executive Compensation—Employment Arrangements; Potential Payments upon Termination or Change-in-Control below.

Effective February 24, 2016, the Compensation Committee adopted the Executive Severance Plan (the “Severance Plan”), which covers, among others, the named executive officers other than Mr. Smith. Upon the expiration of the individual severance arrangements discussed under Executive Compensation—Employment Arrangements; Potential Payments upon Termination or Change-in-Control below, the executives will become subject to the Severance Plan. Severance arrangements for Mr. Smith will continue to be governed by his employment agreement. See Employment Arrangements; Potential Payments upon Termination or Change-in-Control-Thomas S. Smith, Jr.

Under the terms of the Severance Plan, if the executive’s employment is terminated without “cause” (as defined in the Severance Plan) and not during a change in control protection period, we would be required to pay the executive: (i) an amount equal to 18 months of his or her base salary; (ii) a pro-rata bonus for the year of termination based on actual performance and the number of days worked in the year of termination; and (iii) payments equal to the executive’s actual cost of COBRA coverage for 18 months.

If the executive’s employment is terminated without “cause” and during a change in control protection period, we would be required to pay the executive: (i) an amount equal to two (2) times his or her base salary; (ii) an amount equal to two (2) times the amount of his or her target bonus; (iii) a lump sum payment equal to his or her pro-rata target bonus for the year of termination based on the number of days worked in the year of termination and (iii) a lump sum payment equal to the executive’s actual cost of COBRA coverage for 18 months.

The executive must sign a release of claims against the company in order to receive these payments. As a condition of participation, the executive must agree to restrictive confidentiality, non-disparagement, non-compete, and non-solicitation of customers, suppliers and employees provisions.

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Compensation Discussion and Analysis

To the extent an executive would be subject to any excise taxes under Section 280G of the Internal Revenue Code, the amounts he or she would be entitled to receive would be “capped” to avoid any excise tax unless the total payments to be received by him or her without regard to a cap would result in a higher after-tax benefit. The executive would be responsible to pay any required excise tax.

The Company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the Company that may impact the employment status of the executives. The Compensation Committee set the severance amounts based on peer group reviews. The change-in-control arrangements are subject to “double-trigger” vesting and do not include gross-up payments for excise taxes imposed under Section 280G of the Code as a result of severance payouts.

Perquisites

In order to provide comprehensive and competitive compensation packages to its named executive officers and other senior executives, we provide a limited number of perquisites to these individuals, including car allowances and financial planning services, in addition to benefits available to all Sotheby’s full time employees. We consider these perquisites to be reasonable, especially when considered in the context of total compensation delivered to executives relative to the performance of the business. We do not make gross-up payments.

February 2016 Named Executive Officer Compensation Actions

In February 2016, the Compensation Committee met to evaluate the performance of our CEO and the other named executive officers, to determine any base salary increases, annual cash bonus payouts, and long-term incentive awards.

Mr. Smith

Mr. Smith’s incentive compensation reflects the Committee’s view of his first, partial year as Sotheby’s CEO and takes into account both the financial performance of the Company (as discussed under 2015 Financial Performance above), as well as his substantial achievements towards the long-term growth of the Company, as highlighted below:

•	Created and initiated a holistic strategic growth plan.

•	Implemented a restructured capital allocation strategy.

•

Acquisition of Art Agency, Partners—Sotheby’s acquired Art Agency, Partners as part of Mr. Smith’s strategy to strengthen our position in the high-end of the fine art market. Through this acquisition, we hope to grow revenues by enhancing relationships with art collectors, particularly in Impressionist, Modern, and Contemporary Art and enhancing our profile in those markets. The acquisition of Art Agency, Partners is also expected to provide the key organizational building blocks and essential relationship skills to accelerate the growth of our private sales business worldwide and to introduce a new portfolio of advisory services.

•	Strengthened the senior management team, adding the talent necessary for success.

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•	Took expense out of the business through the implementation of a voluntary separation incentive plan.

•	Instituted a new robust, organization-wide, performance-based incentive compensation program, effective for 2016.

Given these achievements, the Committee, in consultation with the Chairman of the Board, determined that a target cash bonus payout was appropriate. However, at a time when the Company is experiencing a challenging market and the imperative of cost discipline, Mr. Smith requested that no cash bonus be awarded to him for 2015. In light of this request and Mr. Smith’s significant progress against his strategic priorities, the Committee awarded him additional performance share units with a value equal to the value of his prorated target cash bonus of $1.4 million, in lieu of a cash bonus.

Other Named Executive Officers

For the other named executives, performance was evaluated based on the same financial criteria as for Mr. Smith, as well as against individual goals. The Compensation Committee took into account a performance evaluation provided by Mr. Smith against the executives’ individual goals, including a qualitative assessment of the executives’ contributions and effectiveness on an individual basis and as leaders of the organization. Although in the Committee’s view, cash bonus payments above target were warranted, the Committee determined not to pay above target, as with Mr. Smith, given the challenging market and imperative of cost discipline.

The Compensation Committee reviewed Mr. Smith’s performance assessments for each executive and his recommendations with respect to base salary, annual cash incentive bonus payouts and PSU awards. The Committee then discussed the assessments of each named executive officer and approved the annual cash bonus payouts and 2016 PSU awards, in each case as set forth in the table below.

	2016 Base Salary		2015 Cash Bonus (1)(2)		2016 Long-Term Incentives (1)(3)
Name	2016 Base Salary	Increase over 2015 Base Salary	Cash Bonus Target	Cash Bonus Payout	Long-Term Incentive Value Awarded	Performance Share Units Awarded
	($)	(%)	($)	($)	($)	(#)
Mr. Smith	$1,400,000	0%	$1,400,000	$0	$2,900,006	123,352
Mr. McClymont	N/A	N/A	$715,000	$889,000	N/A	N/A
Mr. Goodman	$650,000	0%	$452,083	$452,083	$775,007	32,965
Mr. Olsoff	$400,000	0%	$247,500	$247,500	$280,004	11,910
Ms. Nadler	$470,000	0%	$78,333	$78,333	$340,002	14,462

(1)	Mr. Smith declined the Compensation Committee’s $1.4 million (100% of his pro-rated target cash bonus for 2015) cash bonus award to him, although the Committee granted Mr. Smith PSUs in lieu of his cash bonus award. The number of PSUs awarded also includes his contractual minimum PSU award of $1.5 million for a total PSU award value of $2.9 million.

(2)	For Mr. Goodman and Ms. Nadler, reflects prorated payout. Mr. McClymont received an $889,000 annual cash bonus in respect to his service in 2015, as part of his transition agreement. This payment includes consideration for his remaining with the Company through January 31, 2016 to help transition his responsibilities.

2016 Proxy Statement	| 51

Compensation Discussion and Analysis

(3)	The amounts in these columns represent the number of PSUs granted in February 2016 for the 2016-2018 performance period and the corresponding value of long-term incentives awarded (valued at the $23.51 closing price per share on the day prior to the grant date).

2016 Executive Compensation Preview

For 2016, the Compensation Committee approved changes to the executive compensation program as follows in order to implement best practices, drive performance and individual accountability, and better align executive and stockholder interests:

•	An annual cash bonus design for named executive officers:

–	70% of an executive’s target bonus amount is based on overall Company financial performance (aligned with the Company’s annual financial plan) and 30% is based on achievement of individual goals.

–	The maximum cash bonus payout is 200% of target.

•

Long-term incentives granted in the form of 100% performance share units, with a return on invested capital (“ROIC”) performance target. For the awards granted in February 2016, a percentage of target units will vest based on performance over the three-year performance period and include a threshold level of performance (70% of target ROIC), below which no units will vest, and a stretch level of performance (130% of target ROIC), at which the maximum 200% of target units will vest.

•

The introduction of a customized proxy peer group as an additional reference point for use in comparative analyses of executive compensation pay levels and design practices. The peer group was developed in conjunction with Cook, the Committee’s independent compensation consultant. Given the lack of size-appropriate, publicly traded, direct business competitors of the Company, peer companies were evaluated for relevance from a financial perspective (revenue, market capitalization, market capitalization to revenue ratio, foreign revenue, and gross profit margin) and to reflect the unique nature of Sotheby’s operations with regard to three business characteristics: (i) relationship oriented businesses; (ii) focus on creative talent; and (iii) luxury brands or specialty retailers. The Compensation Committee will use data derived from the peer group to inform decisions about overall compensation, compensation elements, optimum pay mix, and the relative competitive landscape of the executive compensation program. In addition to the peer group, the Committee will continue to use multiple reference points, including survey data, when establishing target compensation levels. The companies included in our 14-company peer group that will be introduced for fiscal year 2016 are as follows:

• Booz Allen Hamilton Holding Corporation	• Korn/Ferry International
• Coach, Inc.	• Lazard Ltd.
• DreamWorks Animation SKG Inc.	• Legg Mason Inc.
• Evercore Partners Inc.	• Movado Group, Inc.
• Greenhill & Co., Inc.	• The New York Times Company
• Heidrick & Struggles International Inc.	• Tiffany & Co.
• Kate Spade & Company	• Tumi Holdings, Inc.

52 |	2016 Proxy Statement

Compensation Discussion and Analysis

In addition, subject to approval of the 2016 Annual Bonus Plan by the stockholders at the meeting, the Compensation Committee intends to make cash awards for 2017 under this plan. See 2016 Annual Bonus Plan elsewhere in this proxy statement.

Other Policies and Considerations

Compensation Policy Risk Analysis

Management annually reviews our compensation policies and practices applicable to all of our employees, including the named executive officers, for the purpose of evaluating the risks to our company arising from such policies and practices. Each component of the Company’s compensation program is evaluated for any risks to the Company associated with such compensation. Included in these evaluations is an analysis of the likelihood that such compensation components would influence behaviors or decision-making and impact the Company’s risk profile. For 2015, risk controls, both entity-level and compensation-related, were identified and evaluated. These controls included:

•	Corporate governance and enterprise risk management policies;

•

Oversight of the Company’s compensation practices and policies by the Compensation Committee, including the ability to reduce incentive payouts based on factors such as quality of earnings and individual performance;

•

The Company’s compensation program design, including the mix of cash and equity compensation, short- and long-term incentive compensation, “fixed” and “at risk” compensation and company-wide and individual goals and targets, which include financial and other quantitative and qualitative measurements, and maximum payout limits;

•

Performance goals that are set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies; and

•

Meaningful risk mitigation, including substantial stock ownership guidelines, claw-back provisions, anti-hedging/pledging policies, independent Committee oversight and engagement of an independent consultant that does no other work for the Company or management.

In February 2016, management reviewed its findings with the Compensation Committee at a meeting at which the Compensation Committee and management engaged in an in-depth discussion of the findings. Based on its review of management’s risk assessment of our Company’s compensation policies, practices and controls and the Compensation Committee’s evaluation of management’s assessment, the Compensation Committee determined that such policies and practices are not reasonably likely to have a material adverse effect on our company.

2016 Proxy Statement	| 53

Compensation Discussion and Analysis

Compensation Recoupment (“Claw-back”) Policies

Effective January 1, 2015, the Company adopted a compensation recoupment, or “claw-back,” policy. The policy provides that in the event the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the securities laws, any current or former executive officer, including the named executive officers, the chief accounting officer and the regional heads of finance, may be subject to;

•	reimbursement of compensation received under the Company’s annual incentive compensation programs; and

•

cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards. The total amount of performance-based compensation that the Committee may require to be recouped shall not exceed the difference between (i) the amount of incentive compensation calculated based upon the achievement of certain performance metrics or financial results that were subsequently adjusted due to a financial restatement less (ii) the lower payment that would have occurred based upon the financial restatement.

In order for compensation to be recouped under this policy, it must have been received during the three-year period preceding the date on which the restatement is required to be prepared. Benefits other than annual cash incentive and time-based and performance-based equity awards, such as earnings under the Company’s various retirement plans, are not subject to recoupment under this policy.

We will review the terms of this recovery policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance once final regulations have been issued.

Executive Stock Ownership Policy

Our executive stock ownership policy requires senior executives to retain 50% of the net shares awarded (after tax withholding) that vest each year until a specified target number of shares are accumulated. Target ownership requirements vary depending on position, salary and equity award participation levels. The target ownership requirement for Mr. Smith, the Chief Executive Officer, is 210,000 shares. Target ownership requirements for the other NEOs, all of whom are newly hired or newly appointed to their positions, will be established in the second quarter of 2016. However, for the newly hired executives, no equity award will vest prior to the establishment of these ownership requirements. We monitor compliance for all executive officers, including the named executive officers, and failure to comply could jeopardize an executive’s right to receive future equity awards.

Anti-hedging and Anti-Pledging Policy

Our Policy on Trading in Sotheby’s Securities, which applies to all of our employees and Directors, provides that no employee or Director may, at any time, (i) engage in any transaction in publicly traded options on our common stock or any other transaction to hedge a position in our securities; or (ii) sell our common stock “short,” except as part of a “cashless” or other exercise of stock options granted by us; or (iii) pledge any of our securities as collateral for a loan or hold any of our securities in a margin account.

54 |	2016 Proxy Statement

Compensation Discussion and Analysis

Tax Treatment of Compensation

The Compensation Committee has taken into consideration Section 162(m) of the Internal Revenue Code regarding executive officer compensation. Section 162(m) generally prohibits the Company from deducting compensation of the named executive officers (other than for the chief financial officer) exceeding $1.0 million unless considered “qualified performance based compensation” within the meaning of Section 162(m). Only compensation that is paid as a result of achieving objective performance criteria is considered “qualified performance-based compensation” within the meaning of Section 162(m).

Cash bonuses for named executive offices and other executive officers may be made under the Company’s Executive Bonus Plan, which provides objective performance criteria intended to allow the compensation to qualify for deductibility under Section 162(m). In determining the incentive compensation for named executive officers, the Committee first certifies whether the minimum Section 162(m) performance threshold under the Executive Bonus Plan has been met. If the minimum Section 162(m) performance threshold has been met, the Committee uses downward (or “negative”) discretion to determine the award for each named executive officer from the maximum amount permitted under Section 162(m). The Committee considers the overall Company average payout as a percent of target, as provided through the incentive pool funding level, as a starting point for each individual award. The Committee then considers individual operational, strategic, and leadership performance, among other factors, to establish the final award level for each named executive officer. The amount and type of incentive compensation paid to each named executive officer is not derived formulaically.

Eligibility for tax-deductibility of the Company’s incentive compensation under Section 162(m) is determined with reference to a single financial threshold established annually by the Committee, at the beginning of the year. For 2015, that threshold was established as $100 million of EBITDA, adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting. Apart from determining objectively whether the pay for named executive offices is eligible for tax-deductibility under Section 162(m), this 162(m) target has no other applicability to compensation decisions. Accordingly, the Company sees no competitive harm in disclosing this EBITDA target. The Committee established a $3.8 million individual maximum award payable under the Executive Bonus Plan that was approved by stockholders on May 8, 2012. The Compensation Committee may adjust this amount down from year to year, although it did not do so for 2015.

In 2015, the performance threshold established by the Committee was significantly exceeded. The Committee nevertheless used negative discretion to lower the cash and equity incentive awards for the named executive officers from the 2015 $3.8 million maximum award, to levels that are consistent with the payout level of incentive awards applicable to all participants generally and each named executive officer’s individual goal achievements. These awards are shown under February 2016 Named Executive Officer Compensation Actions above.

The named executive officers would not have qualified for or received payouts under the Executive Bonus Plan with respect to 2015 performance if we had not achieved the $100 million EBITDA threshold. No performance targets other than EBITDA were used to determine whether incentive compensation payouts would be made with respect to 2015 performance.

2016 Proxy Statement	| 55

Compensation Discussion and Analysis

2016 Section 162(m) Deductibility

In order for awards under the Company’s Executive Bonus Plan or the Restricted Stock Unit Plan to be eligible for deductibility under Section 162(m), the plans must be approved by stockholders at least every five years. The Executive Bonus Plan was most recently approved by the stockholders at the 2012 Annual Meeting of Stockholders and the Company’s Restricted Stock Unit Plan was most recently approved by stockholders at the 2013 Annual Meeting of Stockholders

If approved by the stockholders at the meeting, the 2016 Annual Bonus Plan will replace the Executive Bonus Plan.

For 2016, the Committee again established a minimum $100 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the Executive Bonus Plan for cash bonus awards. Assuming the minimum performance threshold is met, each individual will be eligible for a cash award of up to $3.8 million; however, the Committee will exercise its negative discretion so that the amounts of actual awards under the Executive Bonus Plan are consistent with the level of awards to the other participants in the company-wide incentive program.

For long-term incentive awards, the Committee established a minimum three-year $300 million consolidated EBITDA (adjusted to exclude any restructuring charges recorded pursuant to U.S. GAAP accounting) performance threshold under the Restricted Stock Unit Plan. For long-term incentive awards, each individual will be eligible for the vesting of up to 200% of target units granted. However, the Committee will exercise its negative discretion to reduce the actual vesting of PSUs under the Restricted Stock Unit Plan as deemed appropriate, in light of overall Company performance.

Apart from determining objectively whether the pay for named executive officers is eligible for tax-deductibility under Section 162(m), the Section 162(m) targets have no other applicability. Accordingly, the Company sees no competitive harm in disclosing the 2016 EBITDA targets for cash and long-term incentive awards.

The rules and regulations promulgated under Section 162(m) are complex and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) in order for particular compensation to qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the Executive Bonus Plan and the Restricted Stock Unit Plan will be fully deductible under all circumstances.

Non-Section 162(m) Compensation

We may award amounts that are not deductible under Section 162(m) if the Compensation Committee determines that it is in the best interest of the Company and our stockholders to do so.

56 |	2016 Proxy Statement

Compensation Committee Report

Compensation Committee Report

The Compensation Committee of our Board of Directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

Submitted by:

Jessica M. Bibliowicz, Chair

Kevin C. Conroy

Diana L. Taylor

Harry J. Wilson

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

2016 Proxy Statement	| 57

Summary Compensation Table

Summary Compensation Table

The following table presents compensation information for each of our named executive officers. As required by SEC rules, the table includes:

•	each person who served as chief executive officer or chief financial officer at any time during 2015;

•	the three other most highly compensated persons serving as executive officers at year end; and

•	the two most highly compensated other persons who ceased serving as executive officers during the year.

In this table, equity awards are shown as compensation for the year in which they were granted based on their grant date fair values for accounting purposes. Accordingly, the 2015 stock amounts below consist of awards granted in 2015 even if they have not yet vested and even if they were later cancelled (such as upon the executive’s termination); these columns do not describe financial benefits actually realized by the executives.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Thomas S. Smith, Jr.
President and	2015	$1,055,385	$1,100,000	$16,472,294	$1,400,000	$22,212	$20,049,891
Chief Executive Officer (5)(6)
Patrick S. McClymont	2015	$600,000	—	$936,054	$889,000	$108,663	$2,533,717
Executive Vice President and	2014	$600,000	—	$1,000,019	$1,144,000	$63,422	$2,807,441
Chief Financial Officer (5)	2013	$141,154	$325,000	—	$230,000	$34,631	$730,785
David Goodman
Executive Vice President,	2015	$379,167	$450,000	$450,004	$452,083	$7,184	$1,738,438
Digital Developing and
Marketing (6)
Jonathan A. Olsoff
Executive Vice President and	2015	$400,000	—	$152,054	$247,500	$60,929	$860,929
General Counsel (6)
Lisa Nadler
Executive Vice President and	2015	$156,667	$250,000	$250,026	$78,333	$1,502	$736,528
Worldwide Head of
Human Resources (6)
William F. Ruprecht	2015	$175,000	—	$3,506,036	$345,205	$4,181,683	$8,207,924
Former President and	2014	$700,000	—	$3,500,020	$1,960,000	$178,717	$6,338,737
Chief Executive Officer (5)	2013	$700,000	—	$3,424,350	$1,694,000	$176,538	$5,994,888
Bruno Vinciguerra
Former Executive Vice	2015	$433,333	—	$1,920,058	$1,333,333	$3,208,850	$6,895,574
President and	2014	$625,000	—	$882,015	$1,280,000	$93,980	$2,880,995
Chief Operating Officer (5)	2013	$550,000	—	$836,550	$1,078,000	$93,749	$2,558,299
Alfredo Gangotena
Former Executive Vice	2015	$275,000	$150,000	$324,066	—	$2,677,099	$3,426,165
President and	2014	$483,365	$150,000	$600,015	$396,000	$22,933	$1,652,313
Chief Marking Officer (5)
(1)	Amounts in this column represent sign-on bonuses.

58 |	2016 Proxy Statement

Summary Compensation Table

(2)	The amounts shown in this column represent the grant date fair value, pursuant to Topic 718, of the stock awards granted in the applicable year.

For Mr. Smith, the stock awards consist of a grant of 158,638 shares of restricted stock, 47,070 restricted stock units and 94,140 performance share units. All such equity awards for Mr. Smith in 2015 represent sign-on inducement awards. See Compensation Discussion and Analysis—Components of the Executive Compensation Program—CEO Sign-on Awards for details and a discussion of the rationale regarding such awards.

The Company used Monte Carlo simulations to value Mr. Smith’s performance share unit award. As required to be disclosed by SEC regulations, the value of the performance share unit award, assuming the highest level of stock performance will be achieved (a share price of $84.98), would be $27,914,392. However, the realizable values of the performance share units to Mr. Smith at the stock price hurdles designated in the award are as follows:

Stock Price Hurdles	Number of PSUs Deemed Earned	Value of PSUs Deemed Earned (at Stock Price Hurdles)
<$56.63	0	$0
$56.63	47,070	$2,665,574
$63.74	94,140	$6,000,484
$70.81	164,745	$11,665,593
$77.90	235,350	$18,333,765
$84.98	329,490	$28,000,060

As of March 11, 2016, the market value of our common stock was $26.13 per share. Accordingly, the market price of the common stock would have to increase by 217% before Mr. Smith would earn any performance share units, and the price would have to increase by 325% for Mr. Smith to earn the maximum amount of performance share units. Based on this stock price, the value of Mr. Smith’s performance share unit award is currently $0 and the value of his restricted stock unit and restricted stock awards is $5.37 million.

For the named executive officers other than Mr. Smith, the stock awards referred to in this column consist of grants of restricted stock units and performance share units. All such performance share unit awards are capped at the amount set forth in the table.

For a discussion of valuation assumptions, see Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For additional details regarding the stock awards, see the Grants of Plan-Based Awards table below and the accompanying narrative.

See the Grant Date Value of Stock Awards column of the Grants of Plan-Based Awards table below for a breakdown of the amounts shown in this column.

(3)	The amounts shown in this column represent cash awards made under the Executive Bonus Plan. Awards for each year are generally paid at the end of February (but not later than March 15) of the following year. Mr. Smith declined the $1.4 million (100% of his pro-rated target cash bonus for 2015) cash bonus award to him. The Compensation Committee granted Mr. Smith PSUs in lieu of his cash bonus award. See Compensation Discussion and Analysis—February 2016 Named Executive Officer Compensation Actions—Mr. Smith.

(4)	The amounts disclosed in this column for 2015 consist of:

a.	Mr. Smith. Company payments of life insurance premiums; and Company allocations under the Company’s Deferred Compensation Plan of $21,000.

b.	Mr. McClymont. Automobile allowance of $25,000; personal financial planning fees of $15,000; Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan; and Company allocations under the Deferred Compensation Plan of $59,720.

c.	Mr. Goodman. Company payments of life insurance premiums; and Company allocations under the Deferred Compensation Plan.

d.	Mr. Olsoff. Personal financial planning fees of $10,000; Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $13,150; Company allocations under the Deferred Compensation Plan of $15,690; and Sotheby’s International Realty Referral Incentive Program payments of $19,142.

e.	Ms. Nadler. Company payments of life insurance premiums; and Company allocations under the Deferred Compensation Plan.

2016 Proxy Statement	| 59

Summary Compensation Table

f.	Mr. Ruprecht. Severance payment of $4,000,000; Automobile allowance of $25,000; club dues of $20,000; personal financial planning fees of $15,000; Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $13,150; and Company allocations under the Deferred Compensation Plan of $98,780.

g.	Mr. Vinciguerra. Severance payment of $3,122,583; Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $13,150; and Company allocations under the Deferred Compensation Plan of $72,310.

h.	Mr. Gangotena. Severance payment of $2,654,167; Company payments of life insurance premiums; Company contributions under the Retirement Savings Plan of $13,150; and Company allocations under the Deferred Compensation Plan.

Note that the amounts in this column for 2014 and 2013 (and the related “Total” amounts) for Messrs. Ruprecht and Vinciguerra and for 2014 for Messrs. McClymont and Gangotena have been revised from those previously disclosed. Dividends are factored into the grant date fair value of the awards in accordance with Topic 718 and, therefore, are not required to be reported in this column. Amounts have been adjusted accordingly.

(5)	Messrs. McClymont, Ruprecht, Vinciguerra and Gangotena resigned their positions with the Company effective December 31, 2015, March 31, 2015, August 31, 2015 and May 27, 2015, respectively.

(6)	Information for Messrs. Smith, Goodman and Olsoff and Ms. Nadler is not provided for 2014 and 2013 because they were not named executive officers for those years. Mr. Smith joined the Company on March 31, 2015, Mr. Goodman joined the Company on June 1, 2015 and Ms. Nadler joined the Company on September 1, 2015. Mr. Olsoff was promoted to his current position effective May 5, 2015.

60 |	2016 Proxy Statement

Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth information concerning cash awards under our non-equity incentive compensation plan (the Executive Bonus Plan) for 2015 and grants of stock made during 2015 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards (1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas S. Smith, Jr. (2)
Cash bonus award	3/31/15	$0	$1,400,000	$2,800,000
Performance share unit award	3/31/15				47,070	94,140	329,490		$7,975,541
Restricted stock unit award	3/31/15							47,070	$1,995,768
Restricted stock award	3/31/15							158,638	$6,500,985
Patrick S. McClymont
Cash bonus award	2/26/15	$0	$715,000	$1,430,000
Performance share unit award	2/26/15				0	12,802	12,802		$561,624
Restricted stock unit award	2/26/15							8,535	$374,430
David Goodman (2)
Cash bonus award	6/1/15	$0	$452,084	$904,167
Restricted stock unit award	6/1/15							10,038	$450,004
Jonathan A. Olsoff
Cash bonus award	2/26/15	$0	$247,500	$495,000
Performance share unit award	2/26/15				0	1,733	1,733		$76,027
Restricted stock unit award	2/26/15							1,733	$76,027
Lisa Nadler (2)
Cash bonus award	9/1/15	$0	$78,333	$156,666
Restricted stock unit award	9/1/15							7,101	$250,026
William F. Ruprecht (3)
Cash bonus award	2/26/15	$0	$1,400,000	$2,800,000
Performance share unit award	2/26/15				0	79,782	79,782		$3,500,036
Bruno Vinciguerra (4)
Cash bonus award	2/26/15	$0	$800,000	$1,600,000
Performance share unit award	2/26/15				0	26,260	26,260		$1,152,026
Restricted stock unit award	2/26/15							17,507	$768,032
Alfredo Gangotena (5)
Cash bonus award	2/26/15	$0	$440,000	$880,000
Performance share unit award	2/26/15				0	4,432	4,432		$194,431
Restricted stock unit award	2/26/15							2,955	$129,636

(1)	See footnote (1) to the Summary Compensation Table for a description of the methods used to determine the grant date fair value of stock awards.

(2)	Mr. Smith was eligible to receive a pro rata portion of his 2015 cash bonus based on his service from July 1, 2015. Mr. Goodman and Ms. Nadler were eligible to receive pro rata portions of their 2015 cash bonuses based on their start dates.

(3)	Mr. Ruprecht’s cash bonus and performance share unit award were paid in conjunction with his severance agreement and was prorated based on his termination date of March 31, 2015. Mr. Ruprecht was initially awarded 79,782 performance share units, but in accordance with this severance agreement, he forfeited 60,110 units, which reflects the prorated amount based on his termination date. Accordingly, Mr. Ruprecht ultimately retained 19,673 performance share units with a grant date fair value of $0.9 million.

(4)	Mr. Vinciguerra’s cash bonus was paid in conjunction with his severance agreement and was prorated based on his termination date of August 31, 2015.

(5)	Mr. Gangotena forfeited his eligibility for a cash bonus and the performance share units granted on February 25, 2015 upon his termination from employment.

2016 Proxy Statement	| 61

Grants of Plan-Based Awards

Cash awards under the Executive Bonus Plan for 2015 shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns were paid in March 2016 based on performance metrics set for 2015 and achievement of individual goals, as described above under Compensation Discussion and Analysis—Components of the Executive Compensation Program—Incentive Compensation. The cash bonus target for Mr. Smith is determined pursuant to his employment agreement. Cash bonus target awards under the Executive Bonus Plan for the other named executive officers are set pursuant to their employment arrangements or by the Compensation Committee. Payouts can be 0% up to 200% of the target. The actual amounts of these awards for 2015 for the named executive officers are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation.

Other than for Mr. Smith, the awards shown under the Estimated Future Payouts Under Equity Incentive Plan Awards columns are performance share units under the Restricted Stock Unit Plan granted in 2015. Grant date fair value of such awards are determined in accordance with Topic 718. See footnote (1) to the Summary Compensation Table. The amounts shown represent the range of shares that may be released at the end of the applicable performance period for such grants assuming achievement of threshold, target or maximum performance. Performance share unit awards are capped at target, even for above-target performance. If our pre-tax earnings performance is below threshold for the three-year performance period, no shares will be released at the end of the period. Dividends on performance share units, to the extent dividends are paid on our common stock, will be accrued and paid out at the end of the three-year performance period only with respect to shares that are earned and released. On January 21, 2016, the Board of Directors eliminated the quarterly cash dividend. See the discussion of performance share unit awards under Compensation Discussion and Analysis—Components of the Executive Compensation Program—Long-Term Equity Incentive Compensation.

Except as noted below with respect to Mr. Smith, the stock awards shown under the All Other Stock Awards column in the above table are grants of restricted stock units. The grants representing annual restricted stock unit awards vest in three equal annual installments on March 5 each year, commencing one year after the date of approval by the Compensation Committee. Grants representing sign-on or inducement awards vest in three equal annual installments commencing one year after the date of hire. All annual grants of restricted stock units were made under our Restricted Stock Unit Plan in 2015. Each of the named executive officers is entitled to receive dividends equivalents on restricted stock units at the same rate and at the same time we pay dividends on shares of our common stock. As stated above, on January 21, 2016, the Board of Directors eliminated the quarterly cash dividend. No above-market or preferential dividends were paid with respect to any restricted share units.

For Mr. Smith, the performance share unit award, restricted stock unit award and restricted stock award were in accordance with his employment agreement. See Compensation Discussion and Analysis—Components of the Executive Compensation Program—CEO Sign-on Awards.

62 |	2016 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the named executive officers at year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested (2) ($)
Thomas S. Smith, Jr.	206,123	$5,309,728	94,140	$2,425,046
Patrick S. McClymont	14,517	$373,958	26,261	$676,483
David Goodman	10,038	$258,579	—	—
Jonathan A. Olsoff	2,631	$67,775	5,753	$148,197
Lisa Nadler	7,101	$182,922	—	—
William F. Ruprecht	—	—	186,286	$4,798,727
Bruno Vinciguerra	22,783	$586,890	59,404	$1,530,247
Alfredo Gangotena	—	—	—	—

(1)	The amounts shown in this column represent shares of restricted stock and restricted stock units held by the named executive officers as of December 31, 2015. The shares of restricted stock and restricted stock units vest as follows:

•

Mr. Smith: 49,726 restricted shares vested on March 4, 2016; 29,108 restricted shares vest on September 1, 2016; 79,804 restricted shares vest on September 1, 2017; and 47,485 restricted stock units (including units received as dividend equivalents) vest in three equal annual installments commencing March 31, 2018.

•

Mr. McClymont: 5,982 restricted stock units vest in two equal annual installments commencing on March 5, 2016; and 8,535 restricted stock units vest in three equal annual installments commencing March 5, 2016.

•	Mr. Goodman: 10,038 restricted stock units vest in three equal annual installments commencing June 1, 2016.

•

Mr. Olsoff: 898 restricted stock units vest in two equal annual installments commencing March 5, 2016; and 1,733 restricted stock units vest in three equal annual installments commencing March 5, 2016.

•	Ms. Nadler: 7,101 restricted stock units vest in three equal annual installments commencing March 5, 2016.

•

Mr. Vinciguerra: 5,276 restricted stock units vest in two equal annual installments commencing March 5, 2016; and 17,507 restricted stock units vest in three equal annual installments commencing March 5, 2016.

2016 Proxy Statement	| 63

Outstanding Equity Awards at Fiscal Year-End

(2)	The market value of shares of common stock reflected in the table is based upon the closing price of the common stock on December 31, 2015, which was $25.76 per share.

(3)	The amounts shown in this column represent the number of performance share units that may be earned by the named executive officers, as follows, in each case assuming achievement of target performance, in accordance with SEC regulations. Assuming they are earned, the performance share units would be earned as follows:

•	Mr. Smith: 94,140 performance share units on March 31, 2020.

•	Mr. McClymont: 13,459 performance share units on March 5, 2017; and 12,802 performance share units on March 5, 2018.

•	Mr. Olsoff: 1,935 performance share units on March 5, 2016; 2,085 performance share units on March 5, 2017; and 1,733 performance share units on March 5, 2018.

•	Mr. Ruprecht: 64,156 performance share units on March 5, 2016; 102,458 performance share units on March 5, 2017; and 19,672 performance share units on March 5, 2018.

•	Mr. Vinciguerra: 15,423 performance share units on March 5, 2016; 17,721 performance share units on March 5, 2017; and 26,260 performance share units on March 5, 2018.

64 |	2016 Proxy Statement

Option Exercises and Stock Vested / Non-Qualified Deferred Compensation

Option Exercises and Stock Vested

The following table sets forth information regarding the restricted stock units and performance share units that vested for each of the named executive officers in 2015. No named executive officer acquired any shares upon the exercise of stock options in 2015. The value of common stock realized upon vesting is based on the closing price of the shares on the vesting date, which was March 5, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas S. Smith, Jr.	—	—
Patrick S. McClymont	2,992	$124,814
David Goodman	—	—
Jonathan A. Olsoff	2,861	$119,390
Lisa Nadler	—	—
William F. Ruprecht	86,077	$3,591,993
Bruno Vinciguerra	21,855	$912,009
Alfredo Gangotena	2,051	$85,588

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Thomas S. Smith, Jr.	$42,000	$21,000	$522	—	$63,522
Patrick S. McClymont	$98,640	$59,720	$1,854	—	$210,709
David Goodman	$13,000	$6,500	$1	—	$19,501
Jonathan A. Olsoff	$29,600	$15,690	($30,684)	—	$777,816
Lisa Nadler	$2,350	$1,175	$10	—	$3,535
William F. Ruprecht	$156,300	$98,780	($81,179)	$4,534,472	$2,470,974
Bruno Vinciguerra	$84,800	$72,310	($63,168)	—	$1,254,908
Alfredo Gangotena	$14,340	$8,387	$5	—	$28,207

(1)	For Mr. Gangotena, the registrant contribution was forfeited upon his termination of employment.

2016 Proxy Statement	| 65

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Thomas S. Smith, Jr.

Effective March 31, 2015, Mr. Smith became the President, Chief Executive Officer and a director of the Company. The term of Mr. Smith’s employment agreement runs from March 31, 2015 (the “Commencement Date”) through March 31, 2020. The employment agreement provides that Mr. Smith’s annual base salary will be $1,400,000, and that his target annual bonus opportunity will be 200% of his annual base salary. For the 2015 calendar year, his annual bonus opportunity was based on the salary payable to him from and after July 1, 2015. Mr. Smith will also be entitled to receive annual long-term performance-based incentive award opportunities consistent with his position, but in no event shall such opportunities have a grant date value of less than $3,000,000 (except that his long-term incentive award granted in 2016 was pro-rated based on his service from and after July 1, 2015). Mr. Smith also received certain sign-on awards, as described under Components of the Executive Compensation Program—CEO Sign-on Awards.

Mr. Smith will be eligible for the same benefit plans and programs as are available to other senior executives, in accordance with their terms. He will also be provided with a car and driver, may use the Company aircraft for business purposes, and will be indemnified by the Company in accordance with the Company’s policies generally applicable to officers and directors.

Pursuant to the employment agreement, Mr. Smith has undertaken certain covenants for the benefit of the Company, including a covenant not to disclose confidential information, an assignment of any interests he may have in work product developed during his employment, and non-competition and non-solicitation covenants, each of which will continue in effect for twelve months following his termination of employment for any reason.

The Employment Agreement also establishes the severance and other termination benefits that would be payable to Mr. Smith were his employment terminated in certain circumstances. In the event that his employment is terminated during the term of the employment agreement by the Company without Cause or by Mr. Smith for Good Reason, Mr. Smith would be entitled to receive cash severance benefits equal to the sum of two times his then current annual base salary and two times his target annual incentive opportunity. He would also receive a pro-rated bonus for the year of his termination, payable at the same time as bonuses are paid to other executives and using the same measure of the Company’s performance as applies to such other executives (but without any adjustment for individual performance). In addition, he would receive for a period equal to the greater of the remaining term and two years Company paid health benefits (or, in certain circumstances, the cash cost of providing such benefits), and any unpaid bonus for any previously completed fiscal year (which would be determined in accordance with the otherwise applicable provisions of the annual incentive plan). Additionally, the Compensation Committee would consider whether to vest any then outstanding unvested equity awards that would not otherwise become vested in accordance with their terms.

In the event that following the expiration of the employment agreement’s term without such agreement being extended or replaced by another employment agreement, Mr. Smith’s employment terminates for any reason other than due to death or Disability, or for circumstances that would have constituted Cause under the employment agreement, all of his then outstanding equity awards that

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

would become vested solely on the basis of the passage of time and the continued performance of service will become vested upon such termination and any outstanding equity awards that would become vested in whole or in part upon the achievement of performance conditions will become vested subject to the achievement of the applicable performance criteria on the same basis as though Mr. Smith continued to be employed.

The following table sets forth the severance amounts Mr. Smith would have been entitled to under the terms of his employment agreement had his employment been terminated as of December 31, 2015.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Value of Accelerated Performance Shares (3)	Benefits (4)	Total
Without cause or for good reason	$2,800,000	$7,000,000	$5,299,038	—	$133,473	$15,232,511
Death	—	—	$5,299,038	—	—	$5,299,038
Disability	—	—	$5,299,038	—	—	$5,299,038
Change in Control	—	—	$5,299,038	—	—	$5,299,038
Non-renewal of agreement	—	—	$5,299,038	—	—	$5,299,038
With cause or without good reason	—	—	$5,299,038	—	—	$5,299,038

(1)	60% of base salary and bonus amount payable on six-month anniversary of termination date and 40% payable on twelve-month anniversary of termination.

(2)	Amounts represent the dollar value of 158,638 shares of restricted stock and 47,070 restricted stock units held by Mr. Smith on December 31, 2015 based on the closing sales price of $25.76 per share of our common stock on December 31, 2015.

(3)	For termination upon death or in connection with a Disability or upon a change in control, Mr. Smith’s Performance Units shall be deemed earned to the extent that it will result in him having had earned a greater percentage of the Performance Units that would otherwise apply. Since the stock price as of December 31, 2015 was below the threshold for a payout of the Performance Units, no Performance Units would have been earned.

(4)	Value of continued medical, dental, vision and life insurance benefits for Mr. Smith and his spouse, as applicable, under the terms of his employment agreement as described above.

Patrick S. McClymont

Patrick S. McClymont resigned as Executive Vice President and Chief Financial Officer effective December 31, 2015. Mr. McClymont entered into a Transition Agreement dated December 15, 2015 and Separation Agreement dated January 31, 2016. Pursuant to these agreements, Mr. McClymont received the benefits under his severance agreement dated September 22, 2013 (as amended) in the amount of $3,750,000. Additionally, as a condition of Mr. McClymont’s releasing claims against the Company, maintaining his obligations of non-competition, non-solicitation, confidentiality and non-disparagement, and agreeing to remain an employee to assist with the transition to a new chief financial officer, Mr. McClymont received continued vesting of his equity awards, subject to any performance criteria contained in those awards. He also was paid a cash bonus for 2015 in the amount of $889,000.

2016 Proxy Statement	| 67

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

David Goodman

We are party to a letter agreement with David Goodman, our Executive Vice President, Digital Development and Marketing, dated June 1, 2015. Pursuant to his letter agreement, Mr. Goodman receives a base salary at an annual rate of $650,000 and has an annual total incentive target opportunity of $1,550,000. However, during 2015, Mr. Goodman’s annual total incentive target opportunity was separated into a cash bonus target of $775,000 and a long-term incentive target of $750,000.

The Company and Mr. Goodman also entered into a severance agreement on June 1, 2015. Pursuant to the severance agreement, if at any time through December 31, 2017, the Company terminates Mr. Goodman’s employment without Cause, or Mr. Goodman terminates his employment for “Good Reason” (as such terms are defined in the severance agreement), Mr. Goodman will be paid a severance benefit of $2,800,000. In such event, he shall be paid the cash portion of any annual incentive bonus earned for a completed year provided that he remained employed at the end of the year. The payment of these severance benefits is conditioned on Mr. Goodman providing a release of claims against the Company.

In exchange for the described severance benefits, Mr. Goodman has agreed to non-competition and non-solicitation covenants during the period of his employment and for one year thereafter, as well as to confidentiality and non-disparagement covenants.

Jonathan A. Olsoff

We are party to a letter agreement with Jonathan A. Olsoff, our Executive Vice President and General Counsel, as amended on May 5, 2015. Pursuant to the letter agreement, Mr. Olsoff receives a base salary at an annual rate of $400,000 and has an annual total incentive target opportunity of $450,000. However, during 2015, Mr. Olsoff’s annual total incentive target opportunity was separated into a cash bonus target of $247,500 and a long-term incentive target of $202,500 that was subsequently increased to $280,000 following his promotion to General Counsel.

The Company and Mr. Olsoff also entered into a severance agreement on May 5, 2015. Pursuant to the severance agreement, if at any time through May 5, 2016, the Company terminates Mr. Olsoff’s employment without Cause, or Mr. Olsoff terminates his employment for “Good Reason” (as such terms are defined in the severance agreement), Mr. Olsoff will be paid a severance benefit of $1,475,000. The payment of these severance benefits is conditioned on Mr. Olsoff providing a release of claims against the Company.

In exchange for the described severance benefits, Mr. Olsoff has agreed to non-competition and non-solicitation covenants during the period of his employment and for one year thereafter, as well as to confidentiality and non-disparagement covenants.

Lisa Nadler

We are party to a letter agreement with Lisa Nadler, our Executive Vice President and Worldwide Head of Human Resources, dated September 1, 2015. Pursuant to the letter agreement, Ms. Nadler receives a base salary at an annual rate of $470,000 and has an annual total incentive target opportunity

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Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

of $575,000. However, during 2015, Ms. Nadler’s annual total incentive target opportunity was separated into a cash bonus target of $235,000 and a long-term incentive target of $340,000.

Pursuant to the Company’s severance policy in effect at the time, Ms. Nadler would have been entitled to $235,000 had her employment been terminated as of December 31, 2015 without Cause, subject to her providing a release of claims against the Company.

In exchange for the described severance benefits, Ms. Nadler has agreed to non-competition and non-solicitation covenants during the period of her employment and for one year thereafter, as well as to confidentiality and non-disparagement covenants.

William F. Ruprecht

William F. Ruprecht terminated his employment for good reason as Chief Executive Officer effective March 31, 2015. Mr. Ruprecht entered into a letter agreement dated November 20, 2015 and separation agreement dated March 31, 2015. Pursuant to these agreements, Mr. Ruprecht received the separation benefits under his employment agreement dated September 1, 2010 (as amended) in the amount of $4,000,000, continued vesting of his equity awards subject to any performance criteria contained in those awards, a cash bonus for 2015 in the amount of $345,205, and Company paid life insurance coverage through March 31, 2018. In exchange for these separation benefits, Mr. Ruprecht agreed to release any claims against the Company and maintain his obligations of non-competition, non-solicitation, confidentiality and non-disparagement.

Bruno Vinciguerra

Bruno Vinciguerra terminated his employment for good reason as Executive Vice President, Chief Operating Officer effective August 31, 2015. Pursuant to his severance agreement dated January 1, 2015, Mr. Vinciguerra received separation benefits in the amount of $3,122,583, continued vesting of his equity awards subject to any performance criteria contained in those awards, and a cash bonus for 2015 in the amount of $1,333,333. In exchange for these separation benefits, Mr. Vinciguerra executed a separation agreement releasing claims against the Company and maintaining his obligations of non-competition, non-solicitation, confidentiality and non-disparagement.

Alfredo Gangotena

Alfredo Gangotena terminated his employment as Executive Vice President and Chief Marketing Officer effective June 30, 2015. Pursuant to his severance agreement executed December 4, 2013, Mr. Gangotena received separation benefits in the amount of $2,654,167. As a condition of receiving this separation pay, Mr. Gangotena agreed to release any claims against the Company and maintain his obligations of non-competition, non-solicitation, confidentiality and non-disparagement.

2016 Proxy Statement	| 69

Compensation Committee Interlocks and Insider Participation / Compensation Policy Risk Analysis

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Bibliowicz, as Chair, and Mr. Conroy, Ms. Taylor, and Mr. Wilson. None of our executive officers served as: (i) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as one of our directors.

Compensation Policy Risk Analysis

Management annually reviews our compensation policies and practices applicable to all of our employees, including the named executive officers, for the purpose of evaluating the risks to our company arising from such policies and practices. Each component of the Company’s compensation program is evaluated for any risks to the Company associated with such compensation. Included in these evaluations is an analysis of the likelihood that such compensation components would influence behaviors or decision-making and impact the Company’s risk profile. For 2015, risk controls, both entity-level and compensation-related, were identified and evaluated. These controls included:

•	Corporate governance and Enterprise Risk Management policies;

•

Oversight of the Company’s compensation practices and policies by the Compensation Committee, including the ability to reduce incentive payouts based on factors such as quality of earnings and individual performance;

•

The Company’s compensation program design, including the mix of cash and equity compensation, short- and long-term incentive compensation, “fixed” and “variable” compensation and company-wide and individual goals and targets, the use of multiple performance metrics based on the Company’s goals, which include financial and other quantitative and qualitative measurements, and maximum payout limits (both dollars and as percent of target incentive);

•

Performance goals that are set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies; and

•

Meaningful risk mitigators, including substantial stock ownership guidelines, claw-back provisions, anti-hedging/pledging policies, independent Committee oversight and engagement of an independent consultant that does no other work for the Company or management.

In February 2016, management reviewed its findings with the Compensation Committee at a meeting at which the Compensation Committee and management engaged in an in-depth discussion of the findings. Based on its review of management’s risk assessment of our company’s compensation policies, practices and controls and the Compensation Committee’s evaluation of management’s assessment, the Compensation Committee determined that such policies and practices are not reasonably likely to have a material adverse effect on our company.

70 |	2016 Proxy Statement

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Item 2 on the Proxy Card)

In accordance with Section 14A of the Securities Exchange Act of 1934 adopted in July 2010 as part of Title IX of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing stockholders with the opportunity to endorse or not endorse compensation paid to the Company’s named executive officers through consideration of the following non-binding “say-on-pay” advisory resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby approved.”

We believe that our executive compensation philosophy and programs reinforce our pay for performance culture and are strongly aligned with the long-term interests of our stockholders. The Compensation Committee, which oversees and approves the compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with the Company’s performance and the interests of stockholders. The Compensation Discussion and Analysis section of this proxy statement provides a comprehensive review of the Company’s executive compensation philosophy and programs and the rationale for executive compensation decisions, and the accompanying tables and narrative provide details on the compensation paid to the Company’s named executive officers. We urge you to read this disclosure prior to voting on this proposal.

The Compensation Committee considers the results of this annual stockholder “say-on-pay” vote on our executive compensation program, in addition to other input from our stockholders, when evaluating and determining compensation policies and the compensation for the CEO and the other named executive officers. The 2015 stockholder vote affirmed the Compensation Committee’s decisions for 2014, with a 98.2% stockholder approval of our executive compensation program.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Stockholders who want to communicate with our Board or any specific director, including the Chairman, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, on executive compensation or any other matter of stockholder concern, can do so by writing to such director or group of directors at: Sotheby’s, 1334 York Avenue, New York, New York 10021. Any communication will be forwarded to the director or directors to whom it is addressed.

In accordance with the wishes of our stockholders and best practices, we will provide a say-on-pay vote annually and the next say-on-pay vote will be included in our 2017 proxy statement.

The Board of Directors recommends a vote FOR this proposal.

2016 Proxy Statement	| 71

PROPOSED 2016 ANNUAL BONUS PLAN

(Item 3 on the Proxy Card)

Overview

The Board of Directors adopted the Sotheby’s 2016 Annual Bonus Plan (the “Bonus Plan”) on February 25, 2016, subject to approval of our stockholders at the meeting. Our compensation program includes annual cash incentive awards to attract, retain and motivate key employees. If the Bonus Plan is approved, annual cash incentive awards granted to certain executive officers under the Bonus Plan will be able to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), and be fully tax deductible by us.

The Bonus Plan replaces the existing Executive Bonus Plan. The Compensation Committee of the Board most recently established award opportunities under the Executive Bonus Plan for 2016 and will establish no further additional award opportunities under the Executive Bonus Plan after the date on which our stockholders approve the Bonus Plan.

Set forth below is a summary of the principal features of the Bonus Plan. This summary is qualified in its entirety by reference to the full text of the Bonus Plan, a copy of which is included in this proxy statement as Appendix A.

Section 162(m)

The Board believes that it is in the best interests of the Company and our stockholders to maintain an annual bonus plan under which awards may qualify for deductibility for federal income tax purposes. Accordingly, the Bonus Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” and to be exempt from the $1,000,000 deduction limit of Section 162(m) of the Code (“Section 162(m)”). In general, under Section 162(m), compensation must qualify as “performance-based” in order for the Company to be able to deduct compensation in excess of $1,000,000 that is paid in a year to certain “Covered Officers” (the chief executive officer and the three other most highly paid executive officers other than the principal financial officer).

One requirement for “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by our stockholders (in a separate vote with approval by a majority of the stock present or represented by proxy and entitled to vote at the meeting) at least once every five years. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation under the Bonus Plan, (2) a description of the business criteria on which the performance goals are based, and (3) the maximum amount that can be paid to an individual participant in a specified time period upon attainment of the performance goals. Each of these is discussed below. Stockholder approval of the Bonus Plan will constitute approval of each of these material terms of the Bonus Plan for purposes of Section 162(m)’s approval requirement. Consistent with Section 162(m), the Compensation Committee retains the authority to develop and implement other means of fairly compensating Covered Officers in the event our stockholders do not approve the Bonus Plan.

72 |	2016 Proxy Statement

Proposed 2016 Annual Bonus Plan

Purpose of Bonus Plan

The purpose of the Bonus Plan is to attract, retain, motivate and reward highly qualified and experienced executives who will perform in the best interests of the Company and to align employee interests with those of our stockholders by providing variable compensation based on the achievement of performance objectives relating to the Company and its business units. If approved, the Bonus Plan will apply to annual incentive awards granted after May 6, 2016.

Performance Periods

While the Bonus Plan permits awards to be granted with respect to performance periods of any length as specified by the Compensation Committee, it is anticipated that the Compensation Committee typically will grant awards under which performance will be measured over our fiscal year, i.e., the calendar year. As a result, this description of the Bonus Plan refers to annual incentive awards based on a calendar year.

Eligibility to Receive Awards

The Compensation Committee will determine, from time to time, based on the Chief Executive Officer’s recommendation (other than with respect to the Chief Executive Officer), those employees who will receive awards for a fiscal year. To be eligible, an employee must be assigned to work within the United States on a permanent or qualifying temporary basis and must not be employed under a collective bargaining agreement. The Bonus Plan provides for two types of awards: (i) those intended to comply with Section 162(m)’s performance-based compensation exception (“162(m) Awards”), and (ii) those not intended to comply with this exception (“General Awards”). It is expected that the Compensation Committee will grant 162(m) Awards to the most senior executives with the goal of having the cash bonuses paid to those who are subject to Section 162(m) be fully tax deductible. However, the Compensation Committee may grant General Awards to any employee. Typically, General Awards will be conditioned on performance, but these awards may consider factors (such as individual performance ratings) that would not qualify as Section 162(m) performance conditions.

The number of eligible employees is neither fixed nor predetermined. Accordingly, it is not possible to anticipate the exact number of employees who will be eligible for cash awards under the Bonus Plan. For 2015, the most recently completed year, approximately 500 U.S.-based employees received a cash award. We are projecting that a similar number will receive cash awards for 2017, the first year that the Bonus Plan will be in effect.

Performance Goals

For 162(m) Awards, the Compensation Committee will establish in writing, during the first 90 days of the calendar year, one or more specified performance goals for the year and the maximum amount payable to any individual participant upon achievement of the performance goals. Under Section 162(m), goals established for 162(m) Awards must be substantially uncertain of attainment at the time they are established. The Compensation Committee may also establish lower amounts payable for lower levels of achievement of the specified performance goals for the year. The maximum dollar amount that may be paid to an individual participant under a 162(m) Award for a single calendar year is $7.5 million.

2016 Proxy Statement	| 73

Proposed 2016 Annual Bonus Plan

For 162(m) Awards, the performance measures intended to permit the awards to satisfy the performance-based compensation exception must be stated as levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria:

Earnings; earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest after taxes (EBIAT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on stockholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); profit; economic profit; capitalized economic profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common stockholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; debt/capital ratio; return on total capital; cost; cost control; expense targets or ratios, operating expenses; adjusted operating expenses; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; corporate value measures (such as compliance, safety and personnel matters); acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the price of our common stock (and stock price appreciation, either in absolute terms or in relationship to the appreciation of a public stock index or the appreciation among members of a peer group determined by the Compensation Committee); total shareholder return; and book value per share.

All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis. For each 162(m) Award, the Compensation Committee must specify a written definition of each applicable performance goal as well as the period over which the performance goal will be measured.

A performance goal may be described in terms of Company-wide goals or goals that are related to a specific division, subsidiary, employer, department, region, or function in which the participant is employed or as a combination of these (as alternatives or otherwise). A performance goal may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations (or a peer group determined by the Compensation Committee that may include non-corporate entities), or a stock market or other index. The Compensation Committee may specify other performance goals for General Awards.

The Compensation Committee must determine whether the applicable performance goals have been met with respect to a particular award within 60 days following the end of the applicable year. For Section 162(m) Awards, the award may not be paid out unless and until the Compensation Committee has made a final written certification that the performance goals intended to permit such award to satisfy the exception have, in fact, been satisfied.

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Proposed 2016 Annual Bonus Plan

In determining whether (and to what extent) any performance goal has been satisfied, the Compensation Committee may exclude any or all items that are unusual or non-recurring, including but not limited to: (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Company and its subsidiaries, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), inventory valuations, real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Compensation Committee may adjust any performance goal for a fiscal year as it deems equitable to recognize unusual or non-recurring events affecting the Company and its subsidiaries, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Compensation Committee may determine. For 162(m) Awards, such exclusions and adjustments may only apply to the extent the Compensation Committee specifies in writing (not later than the time performance goals are required to be established) which exclusions and adjustments the Compensation Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Compensation Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the award’s qualification for the performance-based compensation exception. To the extent that a performance goal is based on the price of our common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Compensation Committee will make or provide for such adjustments in such performance objective as the Compensation Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants.

The Compensation Committee has the discretion to adjust downward the determined degree of attainment of a pre-established performance goal for a 162(m) Award; attainment and related payment under 162(m) Awards may not be adjusted upward, except as a result of an adjustment or exclusion described in the prior paragraph.

Termination of Employment

Generally, if a participant terminates employment (or there has been notice of termination) prior to payment of an award, the participant will forfeit the award and no payment will be made to the participant under the award. However, the Compensation Committee may, in its sole discretion, provide that a participant will be eligible for a full or prorated award in the event of the participant’s termination of employment in certain circumstances (including, but not limited to, death, disability, retirement or reduction in force). In the Compensation Committee’s sole discretion, any such full or prorated award may be paid prior to when the performance goal is certified (or without regard to whether it is certified), provided that a 162(m) Award may be paid prior to or without certification of the performance goal only in connection with death, disability, or change in control.

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Proposed 2016 Annual Bonus Plan

Change in Control

The Bonus Plan provides that if there is a change in control during a calendar year, then participants will receive payment of prorated target awards (or, if greater and the change in control occurs during the last three months of the year, the projected payout determined on the effective date of the change in control) within 60 days after the date of the change in control.

“Change in control” means the occurrence of any of the following events: (a) any person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act (other than an employee benefit plan of the Company or an affiliate or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or an affiliate (an “Exempt Person”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, over a period of 12 consecutive months, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities; (b) the consummation of a merger, consolidation or combination that results in the Company’s voting securities representing less than 50% of the combined voting power of the securities of the Company or of the surviving entity outstanding immediately after such merger, consolidation or combination; (c) the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board; or (d) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition to an Exempt Person or a sale or disposition to an entity of which at least 50% of the voting power is represented by voting securities of the Company. In all cases, a “change in control” will occur pursuant to any of clauses (a)—(d) above only if the event also constitutes a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the regulations under Code Section 409A.

Recoupment Policy

Awards under the Bonus Plan and amounts paid pursuant to awards under the Bonus Plan will be subject to the terms of the Company’s recoupment (claw-back) policy and any related applicable law as in effect from time to time.

Administration

The Compensation Committee will administer the Bonus Plan. If any member of the Compensation Committee does not qualify as an “outside director” within the meaning of Section 162(m), the Board will appoint a subcommittee of the Compensation Committee (consisting of at least two members of the Board who are all “outside directors” within the meaning of Section 162(m)) to grant awards to employees who may be subject to Section 162(m). Where appropriate, references to the Compensation Committee in this summary apply to any such subcommittee. The Compensation Committee’s powers include the authority, within the limitations set forth in the Bonus Plan, to select the persons to be granted awards, to construe and interpret the Bonus Plan, and to make reasonable rules and regulations

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Proposed 2016 Annual Bonus Plan

for the administration of the Bonus Plan. The Compensation Committee may delegate its authority under the Bonus Plan with respect to General Awards, but it may not delegate its authority with respect to 162(m) Awards.

Amendment and Termination

The Compensation Committee may, at any time, amend, suspend or terminate the Bonus Plan. No amendment will become effective unless approved by affirmative vote of the our stockholders if such approval is necessary for the continued validity of the Bonus Plan or if the failure to obtain such approval would adversely affect the compliance of the Bonus Plan with Section 162(m) or any other rule or regulation. Generally, no amendment that adversely affects any participant’s rights to an award that has been earned prior to the date of the amendment will be effective unless the participant consents to the amendment, and no award will be amended on or after the effective date of a change in control in a manner that adversely affects the participant’s rights under such award unless the participant consents to the amendment.

Certain Federal Tax Consequences

Under the Code, a grant of an award under the Bonus Plan would have no federal income tax consequences. The payment of the award would be taxable to a participant as ordinary income in the year paid. The payment of an award, however, may be deferred by the participant if such deferral is permitted under a deferral plan or arrangement approved by us. We intend for all payments under the Bonus Plan to be exempt from the rules for deferred compensation that are set forth in Section 409A of the Code or for these payments to comply with its requirements. The design of the Bonus Plan is intended to permit the amounts of 162(m) Awards that become taxable to participants to be fully deductible by us as compensation. In the event the Compensation Committee determines that it is advisable to grant General Awards under the Bonus Plan, these awards will not satisfy the performance-based compensation exception from the deductibility limitations of Section 162(m). Therefore, no assurance can be given that awards granted under the Bonus Plan will be fully deductible under Section 162(m).

Voting Recommendation

Approval of the Bonus Plan will permit us to attract, retain and motivate key employees, while maximizing our tax deductions.

The Board of Directors recommends that you vote FOR this proposal.

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SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2015 regarding compensation plans (including individual compensation arrangements, but not including qualified employee benefit plans and plans available to stockholders in a pro rata basis) under which our equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	1,863,614	$22.11	3,501,000
Equity compensation plans not approved by security holders	205,708	—	—

Total	2,069,322	$22.11	3,501,000

(1)	Equity compensation plans approved by stockholders include 1,813,614 shares awarded under the Restricted Stock Unit Plan for which vesting is contingent upon future employee service and/or achievement of certain profitability targets and 50,000 vested and outstanding stock options for which vesting was contingent only upon future employee service. Equity compensation plans not approved by stockholders consist of inducement awards granted to Thomas S. Smith, Jr., the Company’s President and Chief Executive Officer, upon the commencement of his employment on March 31, 2015, consisting of an award of 158,638 shares of restricted stock and 47,070 fully-vested restricted stock units. These awards were not issued pursuant to the Restricted Stock Unit Plan and have not been registered with the SEC.

(2)	The weighted-average exercise price includes the exercise price of stock options, but does not take into account 1,813,614 shares awarded under the Restricted Stock Unit Plan or the 158,638 restricted stock shares and 47,070 fully-vested restricted stock units granted to Mr. Smith upon the commencement of his employment as Sotheby’s President and CEO on March 31, 2015.

(3)	Includes 3,227,866 shares available for future issuance under the Restricted Stock Unit Plan, 104,100 shares available for issuance under the Stock Option Plan, and 168,850 shares available for issuance under Sotheby’s Stock Compensation Plan for Non-Employee Directors.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of three independent directors, each of whom meets the criteria for “independence” under the applicable rules of the SEC and the NYSE, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available on the Investor Relations page of our website, www.sothebys.com, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent auditor, the registered public accounting firm of Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, the independent auditor’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) and the applicable requirements of the PCAOB concerning independence. The Audit Committee has concluded that Deloitte & Touche LLP is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the PCAOB.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2015 be included in the Company’s 2015 Annual Report for filing with the SEC.

Submitted by:

Jessica Bibliowicz, Chair

Olivier Reza

Marsha E. Simms

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

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RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on the Proxy Card)

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP, registered public accounting firm, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2016. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Independent Auditors’ Fees

In accordance with the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Audit Committee Charter, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

The following table sets forth the fees for professional audit services paid by us to Deloitte:

	2015	2014
Audit Fees	$3,046,713	$3,021,621
Audit-Related Fees	40,000	40,000
Tax Fees	246,002	298,681
All Other Fees	—	—

Total	$3,332,715	$3,360,302

In considering the natures of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Standards of the Public Company Accounting Oversight Board. See below for detailed information related to the services provided by Deloitte.

Audit Fees

These amounts represent fees for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, and similar engagements during the year, such as comfort letters, attest services, consents, and the review of documents filed with the SEC.

Audit-Related Fees

These amounts include fees for: (i) the review of this proxy statement; (ii) audit procedures required by the mortgage for 1334 York Avenue, our headquarters building in New York; and (iii) audit procedures for New York City real estate tax filings related to 1334 York Avenue.

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Independent Auditors’ Fees

Tax Fees

These amounts include fees for tax compliance and tax planning and advice. Fees for tax compliance services totaled $49,744 in 2015 and $214,200 in 2014. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings and consist of: (i) federal, state and local income tax return assistance; (ii) assistance with tax return filings in certain foreign jurisdictions; and (iii) assistance with domestic and foreign tax audits and appeals. Fees for tax planning and advice services totaled $196,258 in 2015 and $84,481 in 2014. Tax planning and advice principally includes value added and sales tax advice, as well as advice related to transfer pricing.

Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit Related Fees and Tax Compliance Fees

In 2015 and 2014, the ratio of tax planning and advice fees and all other fees to audit fees, audit related fees, and tax compliance fees was 0.06:1 and 0.03:1, respectively.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services provided to us by Deloitte. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permissible services, consisting of audit services, audit related services, and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

The Board of Directors recommends a vote FOR this proposal.

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ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2015 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders may request another free copy of our 2015 Annual Report from:

Sotheby’s

Attn: Investor Relations Department

1334 York Avenue

New York, New York 10021

Telephone: (212) 894-1023

e-mail: investor@sothebys.com

website: http://investor.shareholder.com/bid/InvestorKit.cfm

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PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2017 annual stockholders meeting must be received by us no later than November 25, 2016. Such proposals also must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary

Sotheby’s

1334 York Avenue

New York, New York 10021

Fax: (212) 606-7574

For a stockholder proposal that is not intended to be included in our 2017 proxy statement under Rule 14a-8, our bylaws require the stockholder’s written proposal be submitted to our Secretary at the address above:

•	On or after the close of business on February 7, 2017; and

•	On or before the close of business on March 8, 2017.

In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials. These dates may be subject to modification if our 2017 Annual Meeting of Stockholders occurs more than thirty (30) days before or more than sixty (60) days after May 6, 2017 as provided in Section 1.13 of our Bylaws.

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Appendix A

SOTHEBY’S 2016 ANNUAL BONUS PLAN

(As Adopted May 6, 2016)

ARTICLE 1—PURPOSE AND EFFECTIVE DATE

The purpose of the Plan is to attract, retain, motivate and reward highly qualified and experienced executives who will perform in the best interests of the Company and to align employee interests with those of the Company’s stockholders by providing variable compensation based on the achievement of performance objectives relating to the Company and its business units. The Plan applies to annual incentive awards granted to individuals employed in the United States after May 6, 2016.

ARTICLE 2—DEFINITIONS

The following terms, when written in this Plan with initial capital letters, shall have the respective meanings set forth below (unless the context indicates otherwise).

2.1 “Award” means the amount authorized for payment to a Participant in connection with the achievement of one or more Performance Targets or upon satisfaction of such other conditions that the Committee may establish. An Award may be either a Qualified Performance-Based Award or a General Award.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as it may be amended from time to time.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, over a period of 12 consecutive months, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(b) the consummation of a merger, consolidation or combination that results in the Company’s voting securities representing less than 50% of the combined voting power of the securities of the Company or of the surviving entity outstanding immediately after such merger, consolidation or combination;

(c) the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board; or

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(d) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition to an Exempt Person or a sale or disposition to an entity of which at least 50% of the voting power is represented by voting securities of the Company.

In all cases, a “Change in Control” shall occur pursuant to any of clauses (a)—(d) above only if the event also constitutes a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5).

2.5 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.6 “Committee” means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If any member of the Committee does not qualify as an “outside director” within the meaning of Code Section 162(m), the Committee shall appoint a subcommittee of the Committee, consisting of at least two Independent Directors who qualify as “outside directors” within the meaning of Code Section 162(m), which shall specify and subsequently certify attainment, if applicable, of any performance requirements for Awards to Covered Employees.

2.7 “Company” means Sotheby’s, a Delaware corporation, and its successors and assigns.

2.8 “Covered Employee” means a Participant whom the Committee determines is or may be subject to the limitations of Code Section 162(m).

2.9 “Employee” means any service provider to an Employer who is assigned by the Employer to work within the United States (but excluding bonus-ineligible, short-term assignments in the United States of a non-United States individual) and whom the Employer treats as a common law employee for payroll tax purposes, as of the time in question (and disregarding any subsequent change in treatment to the extent it is applied retroactively), unless the Committee (in its discretion) determines that the individual is not an Employee or has ceased to be an Employee. Whether an assignment is “bonus-ineligible” and whether an individual is a “non-United States individual” shall be definitively determined based on the Company’s classification of the assignment and the individual.

2.10 “Employer” means the Company and the Subsidiaries.

2.11 “Exempt Person” means an employee benefit plan of the Employer or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Employer.

2.12 “Exception” means the performance-based compensation exception to the deductibility limitation of Code Section 162(m).

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any

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applicable regulations promulgated under that section. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.14 “General Award” means an Award that is not a Qualified Performance-Based Award.

2.15 “Independent Director” means any individual who is a member of the Board and who is not also employed by the Employer.

2.16 “Negative Discretion” means the absolute and unrestricted discretion that the Committee may exercise to reduce (even to zero), but not increase, the amount that would otherwise be payable pursuant to an Award in connection with the attainment of a Performance Target for any reason, including but not limited to the Committee’s determination that the performance objective has become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, or unsatisfactory performance of the Participant.

2.17 “Participant” means an Employee who has received an Award under the Plan for a Performance Period.

2.18 “Performance Period” means the Company’s fiscal year or such other period, which is determined by the Committee at the time a Performance Target is established, as the period over which performance shall be measured against such Performance Target.

2.19 “Performance Target” means one or more specified performance goals that are used in determining (i) whether to make an Award to a Participant, or (ii) the amount of any Award, as described in Section 5.

2.20 “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.

2.21 “Plan” means this Sotheby’s 2016 Annual Bonus Plan, as it may be amended from time to time.

2.22 “Qualified Performance-Based Award” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements of the Exception.

2.23 “Section 409A” means Code Section 409A and the Treasury rulings and regulations thereunder.

2.24 “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power that is entitled to elect the management of such corporation or other entity thereof are owned directly or indirectly by the Company. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company and the Committee shall be authorized to act on behalf of all other entities included within the definition of “Subsidiary.”

2.25 “Treasury” means the United States Department of the Treasury.

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ARTICLE 3—ELIGIBILITY

The Committee shall determine, from time to time, based on the Chief Executive Officer’s recommendation (other than with respect to the Chief Executive Officer), those Employees who shall receive Awards for a Performance Period pursuant to Section 5 below, thereby causing them to become Participants. The Committee shall determine whether an Employee is selected as a Participant separately for each Performance Period. Accordingly, an Employee who is a Participant for one Performance Period may be excluded from Participant status with respect to any other Performance Period. Employees who are subject to a collective bargaining agreement are not eligible to be granted an Award opportunity or to receive an incentive Award.

ARTICLE 4—ADMINISTRATION OF PLAN

4.1 This Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to (i) construe and interpret the Plan (including any part thereof and the terms employed in the Plan), and (ii) make, amend and rescind such rules and regulations for the administration of the Plan as it deems advisable. Any determination by the Committee in administering, interpreting or construing the Plan in accordance with this Section shall be final, conclusive and binding upon all persons for all purposes. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may appoint, provided that no delegation shall be made with respect to a Qualified Performance-Based Award to the extent it would cause such Award to fail to satisfy the requirements of the Exception.

4.2 The Committee’s decisions and determinations under the Plan, and with respect to any Award, need not be uniform and may be made selectively among Awards or Participants, whether or not such Awards are similar or whether the Participants are similarly situated.

4.3 The Committee shall keep minutes of its actions under the Plan. The act of a majority of the members present at a meeting duly called and held shall be the act of the Committee. Any decision or determination reduced to writing and signed by all members of the Committee shall be fully as effective as if made by unanimous vote at a meeting duly called and held.

4.4 The Committee may employ such legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, consultants and agents as the Committee may deem appropriate for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computations received from any such consultant or agent. All expenses incurred by the Committee in interpreting and administering the Plan, including without limitation, meeting fees and expense and professional fees, shall be paid by the Company.

4.5 No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board and each person to whom the Committee has delegated responsibility under the Plan against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval

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of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the Certificate of Incorporation.

4.6 In the event a Participant dies subsequent to the end of a Performance Period but prior to the date an Award for such Performance Period is paid, the Company shall make payment of the amount otherwise due to Participant to the Participant’s Beneficiary. The Beneficiary of each Participant shall be the Beneficiary designated by such Participant under the Sotheby’s, Inc. Retirement Savings Plan who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. However, a Participant may designate a Beneficiary different from his or her Beneficiary under the Sotheby’s, Inc. Retirement Savings Plan by filing with the Company a written designation of one or more persons as his Beneficiary. For purposes of the Plan, a Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

ARTICLE 5—GRANT AND PAYMENT OF AWARDS

5.1 For a Performance Period, the Committee may grant an Award to an Employee that makes it possible for the Employee to receive, upon attainment of any applicable Performance Target and subject to Negative Discretion, an incentive Award for that Performance Period. Any Employee who is granted such an Award opportunity for a Performance Period is a Participant for that Performance Period. The Committee may establish different Award opportunities for different Participants or groups of Participants.

5.2 If the Committee intends to grant a Qualified Performance-Based Award, the Committee shall designate the Award as such in writing at the time the Award is granted. Any such designation is irrevocable. To the extent the Committee does not designate an Award as a Qualified Performance-Based Award at the time the Award is granted, it shall be a General Award.

5.3 The maximum aggregate dollar amount of compensation that may be payable to an individual Participant with respect to one or more Qualified Performance-Based Awards granted in any single fiscal year of the Company and having Performance Period(s) of one fiscal year or less shall be $7,500,000.

5.4 If the Committee grants a Participant a Qualified Performance-Based Award, the Committee shall establish at least one Performance Target that is intended to permit the Award to satisfy the Exception with respect to the Qualified Performance-Based Award and shall determine the maximum amount payable under the Qualified Performance-Based Award for attainment of such Performance Target. The Committee may also establish lower amounts payable for lower levels of achievement with respect to the Performance Target and may also establish one or more threshold levels of achievement with respect to the Performance Target in order for any amount to be paid pursuant to the Qualified Performance-Based

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Award. If none of the threshold levels of achievement with respect to the Performance Target intended to permit the Award to satisfy the Exception are attained, no amount may be paid pursuant to the Qualified Performance-Based Award.

(a) The Committee shall establish in writing the Performance Target intended to permit the Award to satisfy the Exception within the first 90 days of the Performance Period and at a time when the outcome of the Performance Target is substantially uncertain. Notwithstanding the 90-day deadline specified in the prior sentence, in the event that a Performance Period (or a Participant’s service during a Performance Period) is expected to be less than 12 months, the Committee shall establish in writing the Performance Target intended to permit the Award to satisfy the Exception on or before the date when 25% of the Performance Period (or a Participant’s service during the Performance Period), as each is scheduled in good faith at the time the Performance Target is established, has elapsed.

(b) In addition to specifying the Performance Target intended to permit the Award to satisfy the Exception, the Committee may specify one or more additional Performance Targets, or such other conditions and criteria as it chooses, to guide the exercise of its Negative Discretion and thereby determine the final amount payable to the Participant under the Qualified Performance-Based Award.

5.5 In the case of a Qualified Performance-Based Award, the Performance Target intended to permit the Award to satisfy the Exception shall be stated as levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings; earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest after taxes (EBIAT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on stockholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); profit; economic profit; capitalized economic profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common stockholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; debt/capital ratio; return on total capital; cost; cost control; expense targets or ratios, operating expenses; adjusted operating expenses; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; corporate value measures (such as compliance, safety and personnel matters); acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Common Stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation of a public stock index or the appreciation among members of a peer group determined by the Committee); total shareholder return; and book value per share. All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis.

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5.6 If the Committee grants a Participant a General Award, the Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance.

5.7 In the case of a General Award, and when selecting targets to guide the exercise of Negative Discretion with respect to a Qualified Performance-Based Award, the Committee may establish one or more Performance Targets that are based on categories of performance that are listed in or are different than those set forth in Section 5(e).

5.8 If the Committee makes an Award subject to a Performance Target, the Committee shall adopt or confirm a written definition of that Performance Target at the time the Performance Target is established, provided that the Committee shall have the discretion to forgo such written definition in connection with a General Award. The Performance Target for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the Participant is employed or as some combination of these (as alternatives or otherwise). A Performance Target may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations (or a peer group determined by the Committee that may include non-corporate entities), or a stock market or other index. If the Committee specifies more than one individual performance goal in defining a Performance Target, the Committee shall also specify, in writing, whether one, all or some other number of such goals must be attained in order for the Performance Target to be met.

5.9 For each Award that has been made subject to a Performance Target, within 60 days following the end of each Performance Period, the Committee shall determine whether the Performance Target for such Performance Period has been satisfied. With respect to the Performance Target related to a Qualified Performance-Based Award, the Award may not be paid out unless and until the Committee has made a final written certification that the Performance Target intended to permit such Award to satisfy the Exception has, in fact, been satisfied. This may be accomplished through approved minutes of the Committee meeting (or by some other form of written certification). In addition, prior to paying out an Award, the Committee shall complete the exercise of its Negative Discretion or shall decide not to apply Negative Discretion. In this regard, the Committee shall determine whether any Performance Target or other conditions or criteria specified to guide the exercise of its Negative Discretion were satisfied and thereby make a final determination with respect to an Award. Thereafter, the Company shall pay any compensation payable in respect of Awards to Participants in cash, as determined by the Committee in its discretion, as soon as reasonably practicable, but no later than the fifteenth day of the third month that begins after the month containing the end of the Performance Period; provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Employer. If a Performance Target applicable to a General Award for a Performance Period is not achieved, the Committee in its sole discretion may pay out all or a portion of that General Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.

5.10 In determining whether (and to what extent) any Performance Target has been achieved, the Committee may exclude any or all items that are unusual or non-recurring, including but not limited to

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(i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), inventory valuations, real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any Performance Target for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine (including adjustments that would result in the Company’s payment of non-deductible compensation under a General Award). In the case of Qualified Performance-Based Awards, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time Performance Targets are required to be established) which exclusions and adjustments the Committee will apply to determine whether a Performance Target has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the Award’s status as a Qualified Performance-Based Award. To the extent that a Performance Target is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the case of a Qualified Performance-Based Award, the Committee’s adjustments as described in the preceding sentence shall apply only to the extent the Committee determines that such adjustments will not adversely affect the Award’s status as a Qualified Performance-Based Award.

5.11 The Committee may not increase the amount payable under a Qualified Performance-Based Award, except as a result of an adjustment or exclusion permitted by Section 5.10.

5.12 If applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Targets without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Exception, the Committee may make such grants without satisfying the requirements of the Exception.

5.13 The Committee may establish rules and procedures for cases where employment begins after the start of a Performance Period, or ends before payment of an Award, to the extent they are consistent with the following:

(a) Notwithstanding any other provisions in the Plan, generally, if a Participant terminates employment with the Employer or gives notice of termination or the Employer gives notice of termination to the Participant prior to payment of an Award, the Award shall be forfeited and no payment shall be made to the Participant under the Plan. However, the Committee may, in its sole

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discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event of the Participant’s termination of employment or giving or receiving notice of termination of employment in certain circumstances (including, but not limited to, death, disability, retirement or reduction in force). In the Committee’s sole discretion, any such full or prorated Award may be paid under the provisions of this paragraph (a) prior to when the Performance Target is certified (or without regard to whether it is certified), provided that a Qualified Performance-Based Award may result in payment of the Award prior to or without certification of the Performance Target only in connection with death, disability, or Change in Control of the Company.

(b) In the case of a Participant who is hired by the Employer after the beginning of a Performance Period, the Committee may in its discretion designate such newly hired Participant as a Participant for that Performance Period and may specify that such newly hired Participant’s Award shall be prorated based on the period of time the Participant was an Employee or Participant during the Performance Period compared to the total duration of the Performance Period. A newly hired Participant may be granted a Qualified Performance-Based Award only to the extent the Participant’s period of service during the Performance Period would not cause the Performance Target for such Award to be established later than permitted by Section 5.4(a).

(c) A Participant who is promoted, transferred or otherwise changes positions and who becomes or ceases to be a Participant during the Performance Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the period of time the individual was a Participant during the Performance Period compared to the total duration of the Performance Period. If the individual is a Participant for the entire Performance Period but has a promotion, demotion, or other job change during the Performance Period that changes the Participant’s Award for the Performance Period, the Participant’s Award will be prorated based on the number of days worked in each position, the eligible earnings in each position, and the Award applicable to each position. Notwithstanding the foregoing, a promotion or job change cannot (A) increase the amount payable under a Qualified Performance-Based Award, or (B) cause the Performance Target for a Qualified Performance-Based Award to be established after the time required by Section 5.4(a).

(d) A Participant who is on a leave of absence for more than 90 days (consecutive or not) during the Performance Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the number of days worked during the Performance Period pursuant to such rules as the Committee may establish. However, in the case of a Qualified Performance-Based Award, this may not result in payment prior to certification of (or without regard to) achievement of the Performance Target that is intended to permit such Award to satisfy the Exception.

5.14 In the event of a Change in Control, then notwithstanding any other provision of this Plan to the contrary, for each outstanding Award for such Performance Period, the Participant shall be entitled to receive an amount in cash equal to (1) the target amount of such Award prorated based on the number of months completed in the Performance Period as of the effective date of the Change in Control compared to the total number of months in the Performance Period, or (2) if greater and if the Change in

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Control occurs during the last three months of the Performance Period, the projected payout determined as of the effective date of the Change in Control. Payment of such amount shall be made within 60 days following the effective date of the Change in Control.

ARTICLE 6—MISCELLANEOUS

6.1 Neither an Award nor any other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company. Notwithstanding the above but subject to Section 6.5, if a Participant or his Beneficiary becomes entitled to a payment under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount otherwise payable under the Plan. Such determination shall be made by the Company in its sole discretion.

6.2 The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

6.3 The Employer shall withhold the amount of applicable Federal, State, or local withholding taxes of any kind required by law to be withheld from payment of each Award.

6.4 The Performance Targets and Awards under the Plan will be administered in a manner intended to qualify payments of Qualified Performance-Based Awards for the Exception, except when the Committee determines such compliance is not necessary or desirable. In the event that changes are made to Code Section 162(m) that permit greater flexibility with respect to Qualified Performance-Based Awards made under the Plan, the Committee may, subject to the requirements of Section 8, make any adjustment it deems appropriate.

6.5 The Company intends for all payments under this Plan to be exempt Section 409A as “short-term deferrals” pursuant to Treasury regulation section 1.409A-1(b)(4). In particular, any amount payable under an Award shall be paid in full not later than the 15th day of the third month following the end of the Performance Period applicable to such Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award. However, to the extent that any payment under this Plan does not qualify for exemption from Section 409A, the Company intends for such payment to comply with the requirements of Section 409A. Accordingly, to the extent applicable, this Plan shall at all times be interpreted and operated in accordance with the requirements of Section 409A, including any repayment of the Company authorized by Section 6.1. The Company shall take action, or refrain from taking any action, with respect to the payments and benefits under this Plan that is reasonably necessary to comply with Section 409A. To the extent necessary to avoid the imposition of an additional tax under Section 409A, if an Award provides for the payment of any deferred compensation payable to a Participant on account of the Participant’s termination of employment: (i) the Award shall be deemed to require payment upon the

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Participant’s “separation from service” within the meaning of Section 409A, and (ii) if the Participant is a “specified employee” on the date of the Participant’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” within the meaning of Section 409A that relates to the date of the Participant’s termination of employment or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), such payment shall not be paid earlier than six months after such termination of employment (provided that if the Participant dies after the date of the individual’s termination of employment but before payment has been made, payment will be made to the Participant’s estate without regard to such six-month delay). In the event that an Award shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A and the provisions of any Award issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would conflict with Section 409A.

6.6 Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within 90 days of the later of the end of the Performance Period to which the claim relates or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the claimant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within 90 days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

6.7 Awards under the Plan and amounts paid pursuant to Awards under the Plan shall be subject to the terms of the Company’s recoupment (claw-back) policy and any related applicable law as in effect from time to time.

6.8 Nothing in the Plan or any Award shall be deemed to constitute a contract of employment between the Employer and any Employee or confer upon any Participant any right to continue in the employ or service of the Employer or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason, with or without cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of a Participant is and continues to be “at will”. No Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees unless specified otherwise by the terms of the applicable plan, program or arrangement; provided, however, that the cash amount paid or payable under the Plan shall be included in the Participant’s compensation for purposes

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of calculating any amount or benefit the Participant is eligible to receive under the Sotheby’s Deferred Compensation Plan and the Sotheby’s, Inc. Retirement Savings Plan. No Participant shall have any claim to an Award until it is actually granted under the Plan. An Award of any type made in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type of Award to such Participant in that year or any subsequent year. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

6.9 The transfer of an Employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship. If an Employee’s employment is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment to the Company or its remaining Subsidiaries.

6.10 The Plan and all Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. If any provision of this Plan or an Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan or the Award shall remain in full force and effect. The Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the application of any provision of the Plan to participants who are officers or directors of the Company subject to Section 16 of the Exchange Act (“Insiders”), and to treat other participants differently with respect to the provision at issue. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.

6.11 The terms of the Plan and outstanding Awards shall be binding upon the Company and its successors and assigns. The term “successors” as used herein includes any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

6.12 Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

6.13 To the extent not preempted by federal law, the Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Award, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of New York to resolve any and all issues that may arise out of or relate to the Plan or such Award.

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ARTICLE 7—AMENDMENT, SUSPENSION OR TERMINATION

The Committee may, at any time, amend, suspend or terminate the Plan. No amendments shall become effective unless approved by affirmative vote of the Company’s stockholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Code Section 162(m) or any other rule or regulation. No amendment or termination shall, when taken as a whole, adversely affect the compliance of any Qualified Performance-Based Award with the Exception, unless the written documents related to such action expressly state the intent to do so. Except as provided in Section 6.10, no amendment that adversely affects any Participant’s rights to an Award that has been earned prior to the date of the amendment shall be effective unless the Participant consents to the amendment, and no Award shall be amended on or after the effective date of a Change in Control in a manner that adversely affects the Participant’s rights under any employment requirement under such Award unless the Participant consents to the amendment.

ARTICLE 8—STOCKHOLDER APPROVAL

The Plan has been adopted by the Board on February 25, 2016, subject to the approval of the Company’s stockholders at the Company’s 2016 annual stockholders meeting.

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1334 York Avenue

New York, New York 10021

2016 Annual Meeting of Stockholders

9:00 a.m., Eastern Daylight Savings Time, May 6, 2016

1334 York Avenue

New York, New York 10021

You may view this proxy statement and our Annual Report at the following Internet web site:

https://investor.shareholder.com/bid/proxy.cfm.

SOTHEBY’S
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 5, 2016.

Vote by Internet

• Go to www.investorvote.com/BID

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	Ê
01 - Jessica M. Bibliowicz	☐	☐	☐	06 - Olivier Reza	☐	☐	☐	11 - Harry J. Wilson	☐	☐	☐

02 - Kevin C. Conroy	☐	☐	☐	07 - Marsha E. Simms	☐	☐	☐

03 - Domenico De Sole	☐	☐	☐	08 - Thomas S. Smith, Jr.	☐	☐	☐

04 - The Duke of Devonshire	☐	☐	☐	09 - Diana L. Taylor	☐	☐	☐

05 - Daniel S. Loeb	☐	☐	☐	10 - Dennis M. Weibling	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Advisory vote on executive compensation.	☐	☐	☐	3. Approval of the 2016 Annual Bonus Plan.	☐	☐	☐

4. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢	1 U P X	Ê
02AI1B

Important notice regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Friday, May 6, 2016.

The Proxy Statement and other proxy materials are available at:

http://investor.shareholder.com/bid/proxy.cfm

Dear Stockholders of Sotheby’s:

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Computershare no later than April 30, 2016. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Ê

Proxy — Sotheby’s

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 6, 2016

The undersigned hereby appoints each of DOMENICO DE SOLE, THE DUKE OF DEVONSHIRE and THOMAS S. SMITH, JR., and each of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the annual meeting of stockholders of Sotheby’s, on Friday, May 6, 2016, at the office of Sotheby’s 1334 York Avenue, New York, New York, at 9:00 a.m., local time, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above-named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)

C	Non-Voting Item

Change of Address — Please print new address below.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	Ê